Exhibit 10.1

LEASE AGREEMENT

LANDLORD:	HIGHLINE OFFICE 1, L.C.
TENANT:	PLURALSIGHT, LLC

LEASE SUMMARY

1.	“Landlord”: Highline Office 1, L.C., a Utah limited liability company.

2.	“Tenant”: Pluralsight, LLC, a Nevada limited liability company.

3.
“Gross Square Feet”: the area determined in accordance with the standards set forth in Gross Areas of a Building: Standard Methods of Measurement (ANSI/BOMA Z65.3-[2017]), excluding structured parking or ground-level canopies (the “Measurement Standard”). The terms “GSF” and “gross square foot” shall have corollary meanings.

4.
“Leased Premises”: The to-be constructed Building depicted on Exhibit “B” attached hereto. For reference only, it is anticipated that the Leased Premises will contain approximately 348,251 Gross Square Feet of space.

5.
“Parking”: a minimum of 1,650 parking stalls, but no more than 1,815 parking stalls, subject to modification as provided in Sections 20.2, 20.3 and Section 20.6 of this Lease, which shall be exclusive subject to Section 20.6 hereof.

6.
“Term”: One hundred eighty (180) full calendar months, plus the partial calendar month, if any, occurring after the Rent Commencement Date if the Rent Commencement Date occurs other than on the first day of a calendar month, and including the Extension Periods (defined below) exercised pursuant to the Extension Option (defined below).

7.	“Commencement Date”: See Section 2.1.

8.	“Rent Commencement Date”: See Section 2.2.

9.	“Tenant Improvement Allowance”: the amount determined in accordance with the terms of the Work Letter (as defined below).

10.
“Basic Annual Rent”: Initially, an amount equal to the Cost of Construction (as defined below) multiplied by 8.75%, subject to adjustment as provided in Section 3.1 below and subject to annual increases at the Escalation Rate.

11.	“Escalation Rate”: On each anniversary of the Rent Commencement Date two percent (2%) per year on a cumulative basis.

12.	“Estimated Costs”: See Section 4.1.

13.	“Tenant’s Proportionate Share”: See Section 4.1.

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14.	“Landlord’s address for notice”:
Highline Office 1, L.C.
c/o KC Gardner Company, L.C.
Attention: Christian K. Gardner
201 South Main Street, Suite 2000
Salt Lake City, UT 84111
or at such other place as Landlord may hereafter designate in writing.

15.	“Tenant’s address for notice (if other than the Leased Premises)”:
Pluralsight, LLC
182 N. Union Avenue
Farmington, UT 84025
Attn: Legal Department
With a copy to (which shall not constitute notice)
Pluralsight, LLC
182 N. Union Avenue
Farmington, UT 84025
Attn: Steve Woolley

16.	“Broker(s)”: Tenant’s Broker: Chris Falk of Newmark Grubb ACRES
Landlord’s Broker: Mike Richmond and Dana Baird of Cushman & Wakefield
16.    “Guarantor” or “Guarantors”: N/A.

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LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this 31st day of August, 2018, by and among Highline Office 1, L.C., a Utah limited liability company (the “Landlord”), and Pluralsight, LLC, a Nevada limited liability company (the “Tenant”).
For and in consideration of the rental to be paid and of the covenants and agreements set forth below to be kept and performed by Tenant, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises (as hereafter defined) and certain other areas, rights and privileges for the term, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

I.	LEASED PREMISES
1.1    Description of Leased Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:
(a)    All of the floor area (the “Leased Premises”) in the office building to be built in accordance with the Work Letter (the “Building”) located at approximately 65 East Highland Drive, Draper City, Utah, on the real property more particularly depicted on Exhibit “A” attached hereto and by this reference incorporated herein, but which shall be subject to change based on the final subdivision plat recorded by Landlord (the “Property”). The Leased Premises is depicted on the site plan shown on Exhibit “B” which is attached hereto and by this reference incorporated herein;
(b)    Subject to Section 20.2 below, an exclusive right to use the Common Areas (as defined in Section 20.1 below) located on the Property or exclusively serving the Leased Premises (excluding access areas, utility areas, and the Hillside Amenities (as defined in the Work Letter) for which tenant’s rights to use such areas shall be on a non-exclusive basis), including the exclusive right to use the Tenant Amenities (as defined in the Work Letter) located on the Parking Property (defined below);
(c)    A non-exclusive right to use areas designated for common use within the greater project of which the Property is a part (the “Highline Development”);
(d)    Subject to Section 20.2 below, a non‑exclusive right to use such rights‑of‑way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for access to and egress from the Leased Premises or as may be provided in easements or declarations benefitting the Property; and
(e)    Subject to Sections 20.2, 20.3 and 20.6 below, an exclusive right to use those areas designated and suitable for vehicular parking within the Parking

Property as set forth in Sections 20.3 and 20.6 below and the CC&Rs (defined below).
1.2    Landlord and Tenant’s Construction Obligations. The obligation of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy is described in detail in the work letter which is attached hereto as Exhibit “C” (the “Work Letter”) and by reference incorporated herein. Landlord and Tenant shall expend all funds and do all acts required of them as described in the Work Letter and shall perform or have the work performed promptly and diligently in a first class and workmanlike manner.
1.3    Changes to Building. Landlord hereby reserves the right at any time and from time to time to make changes, alterations or additions to the Building or to the Property to the extent required by any modification to applicable law or as may be reasonably necessary to perform Landlord’s obligations under this Lease. Landlord shall provide advanced written notice to Tenant of such changes. Landlord shall take good faith efforts to minimize any interference with Tenant’s use and enjoyment of the Leased Premises and any such changes, alterations or additions shall not materially adversely affect Tenant’s rights, interest or obligations under this Lease. Except as otherwise provided in this Section 1.3, Tenant shall not, in such event, claim or be allowed any damages for injury, interference, eviction (constructive or actual) or inconvenience occasioned thereby and shall not be entitled to terminate this Lease or receive an abatement of any amounts payable under this Lease.
1.4    [Intentionally Deleted]
1.5    Construction of Building and Tenant Improvements. The Building in which the Leased Premises are to be located is not currently in existence. Landlord shall, at its own cost and expense (except as otherwise provided in the Work Letter): (a) construct and Substantially Complete (as defined in the Work Letter) the Landlord Improvements (as defined in the Work Letter); (b) cause the Turnover Condition (as defined in the Work Letter) to occur; and (c) complete the Hillside Amenities and the Tenant Amenities (as defined in the Work Letter). Landlord will Substantially Complete such construction and preparation (“Substantial Completion of Construction”) by the date set forth in Exhibit A of the Work Letter, as such date may be extended for Construction Delays (but not Landlord Delays) (the “Substantial Completion Deadline”). If Substantial Completion of Construction has not occurred on or before the Substantial Completion Deadline, as such date may be extended for Construction Delays (but not for Landlord Delays, as such term is defined in the Work Letter), Tenant, as Tenant’s sole remedy, shall be entitled to receive from Landlord liquidated damages in the amount equal to (i) $5,000 per each day after the Substantial Completion Deadline that Substantial Completion of Construction has not occurred for the first 30 days of delay, and (ii) $7,500 per day, for each day of delay thereafter, until Substantial Completion of Construction occurs.

1.6    Right to Divide Lease. Landlord may elect, in its reasonable discretion, to cause the Building to be subject to a condominium regime which subdivides the Building into two separate condo units (each a “Unit”) in which event Landlord may require that each Unit be subject to a separate lease (each such lease, an “Amended Lease” and collectively, the “Amended Leases”). The Amended Leases shall be between Landlord, or an affiliate of Landlord, and Tenant, and shall collectively amend and restate this Lease. In such event, Landlord shall deliver written notice to Tenant of its election to divide this Lease, and Tenant shall, within ten (10) business days of receiving Landlord’s notice, enter into the Amended Leases. The Amended Leases shall each be in the same form as this Lease, except that (i) the Gross Square Feet of the Leased Premises shall be divided between the Amended Leases pursuant to floor plans prepared by Landlord in its reasonable discretion; (ii) all terms of this Lease which depend upon the Gross Square Feet shall be adjusted in accordance with the new Gross Square Feet of each Amended Lease; (iii) the Amended Leases shall not be cross-defaulted; and (iv) the Deposit Account shall be separated into two accounts, one for each Amended Lease, and the Deposit Funds shall be proportionately allocated to each separate account based on the Gross Square Footage subject to each Amended Lease. Landlord shall reimburse Tenant for documented out-of-pocket costs incurred in connection with the Amended Lease, including reasonable attorneys’ fees and costs associated with splitting the Deposit Account, in an amount not to exceed $3,000.
1.7    Subdivision of Property. As of the date hereof, the Property is currently part of a larger parcel of real property. On or before the date that is two hundred forty (240) days after the date hereof, Landlord shall cause such parcel to be subdivided substantially as shown on Exhibit “A-1”. Such subdivision shall not require Tenant’s consent so long as the subdivision is substantially similar to the proposed plat set forth on Exhibit “A-1” attached hereto. At such time as the Property is subdivided, Landlord and Tenant shall enter into an amendment to this Lease to modify the legal description set forth on Exhibit “A” to this Lease to include only the Property.

II.	TERM
2.1    Length of Term. The initial Term of this Lease shall commence on the date hereof (the “Commencement Date”) and shall continue for a period of one hundred eighty (180) full calendar months plus the partial calendar month, if any, occurring after the Rent Commencement Date if the Rent Commencement Date occurs other than on the first day of a calendar month.
2.2    Rent Commencement Date. Tenant’s obligation to pay rent hereunder shall commence on the earlier to occur of (i) the date Tenant opens for business in the Leased Premises, and (ii) June 24, 2020 (which date shall be extended one day for each day of delay occurring as a result of a Landlord Delay, Landlord’s failure to reach Substantial Completion of the Landlord Improvements by June 24, 2020 (as such date is extended by Construction Delays), or the failure of Landlord to meet the Actual Turnover

Condition Date (as defined in the Work Letter) by August 20, 2019 (as such date is extended by Construction Delays)) (the “Rent Commencement Date”).
2.3    Tenant Improvement Allowance. Landlord shall provide a tenant improvement allowance (the “Tenant Improvement Allowance”) to partially reimburse Tenant for Tenant’s performance of the Tenant Improvements in accordance with the terms of the Work Letter.
2.4    Amendment to Lease Recognizing the Rent Commencement Date. At any time after the occurrence of the Rent Commencement Date, Landlord or Tenant may request that the other party enter into an amendment to this Lease in the form attached hereto as Exhibit “E”, in which case each party shall execute and deliver an amendment to this Lease in the form Exhibit “E” within ten (10) business days after the request by the other party.
2.5    Extension of Lease. So long as Tenant is not then in default (beyond any applicable notice and cure period) under any term or covenant of this Lease at the time Tenant delivers an Exercise Notice (as defined below) and is not in default of any of its monetary obligations or in Material Non-Monetary Default (as defined below) (beyond any applicable notice and cure period) as of the first day of the Extension Period, Tenant is hereby granted the right (each such right, an “Extension Option”) to renew the initial Term for up to three (3) additional periods of five (5) years each (each such period, an “Extension Period”). Tenant may elect to exercise an Extension Option by delivering written notice to Landlord (the “Exercise Notice”) indicating that Tenant elects to exercise the Extension Option, which notice must be delivered to Landlord at least five hundred (500) days prior to the expiration of the then applicable Term. In the event Tenant timely and properly exercises an Extension Option in accordance with the immediately preceding sentence, all terms and conditions set forth in this Lease shall continue to apply during the Extension Period, except that Basic Annual Rent for the first year of such Extension Period shall be equal to ninety five percent (95%) of the Fair Market Rent (as defined in Exhibit “H”), and thereafter, on each anniversary of the Rent Commencement Date during the Extension Period, shall be increased by an amount equal to the Escalation Rate. In addition, the term of this Lease may be extended as provided in that certain Expansion Option Agreement between Tenant and Landlord (or its successors in interest under such agreement), dated on or around the date hereof (the “Expansion Option Agreement”). For purposes of this Lease, a “Material Non-Monetary Default” means (i) Tenant’s default or failure to perform its obligations under the provisions of Article IX,  X or XI, excluding any defaults or failures to perform related to Tenant’s obligation to deliver any documentation, (ii) Tenant’s default or failure to perform its obligations under the provisions of Sections 6.1, 6.2, 6.3, or 14.2, and/or (iii) Tenant’s default or failure to perform its maintenance and repair obligations where such failure could reasonably be expected to result in a violation of applicable law, or damage or injury to person or property.  A default under this Lease shall not be a “Material Non-Monetary Default” unless and until Landlord provides written notice to Tenant that such default constitutes a “Material Non-Monetary Default”.

2.6    Early Entry. Subject to the provisions of Section 11 of the Work Letter, Tenant and Tenant’s employees, officers, authorized agents and contractors (collectively, the “Tenant’s Agents”) shall have the right to enter the Leased Premises no less than sixty (60) days prior to the Rent Commencement Date in order for Tenant to install Tenant’s furniture, fixtures, and equipment. Tenant agrees that Tenant and Tenant’s Agents will work in harmony with Landlord and not interfere with Landlord and its agents, contractors, and employees during Landlord’s installation and performance of Landlord’s obligations under the Work Letter. Any early access and entry into the Leased Premises by Tenant or Tenant’s Agents shall be subject to the applicable terms, covenants, conditions, and provisions of this Lease and the Work Letter; provided, however, Tenant shall have no obligation to pay Basic Annual Rent, Additional Rent or utilities prior to the Rent Commencement Date. Tenant acknowledges and agrees that Landlord shall not be liable for any injury, loss, or damage which may occur to Tenant or Tenant’s Agents or any of Tenant’s furniture, fixtures and equipment, except to the extent caused by the negligence or willful misconduct of Landlord.

III.	BASIC RENTAL PAYMENTS
3.1    Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent for the Leased Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever an annual amount equal to the Cost of Construction multiplied by 8.75% (“Basic Annual Rent.”) The Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the Term. Commencing on the first anniversary of the Rent Commencement Date and on each anniversary of the Rent Commencement Date thereafter, Basic Annual Rent shall escalate at the Escalation Rate. In the event the Rent Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on the Rent Commencement Date for the initial fractional calendar month prorated on a per diem basis. Prior to the Rent Commencement Date, Landlord shall deliver notice to Tenant, certified as true and accurate, of Landlord’s calculation of Basic Annual Rent (the “Basic Annual Rent Notice”). Tenant acknowledges that all costs and expenses comprising the Cost of Construction which are used in the calculation of Basic Annual Rent may not be available at the time Landlord delivers the Basic Annual Rent Notice, therefore, Landlord shall have the right, for a period of six (6) months after Landlord delivers the Basic Annual Rent Notice, to deliver written notice to Tenant (the “Adjusted Basic Annual Rent Notice”) adjusting Basic Annual Rent to reflect the actual Cost of Construction. If Landlord delivers an Adjusted Basic Annual Rent Notice, Tenant shall pay Basic Annual Rent as set forth in the Adjusted Basic Annual Rent Notice on the first day of the month immediately following Tenant’s receipt of the Adjusted Basic Annual Rent Notice and, in addition, on the first day of the month following Tenant’s receipt of an Adjusted Basic Annual Rent Notice, Tenant shall pay to Landlord the aggregate incremental difference in Basic Annual Rent for any prior months in the event Basic Annual Rent as set forth in the Adjusted Basic Annual Rent Notice is greater than the Basic Annual Rent set forth in the Basic Annual Rent Notice. If the Adjusted Basic Annual Rent Notice indicates that the

Basic Annual Rent paid by Tenant for any prior months exceeded the Basic Annual Rent set forth in the Adjusted Basic Rent Notice, Landlord, at its election, shall within thirty (30) days of Tenant’s receipt of such Adjusted Basic Annual Rent Notice, either (a) pay the amount of such excess to Tenant, or (b) apply the incremental difference in Basic Annual Rent paid pursuant to the Basic Annual Rent Notice against future installments of Basic Annual Rent until such excess is applied in full.
For purposes of this Section 3.1, the term “Cost of Construction” means any and all “hard” and “soft” costs and expenditures incurred at any time (and whether before or after the date of this Lease) in connection with the acquisition, design or construction of the Property, the Parking Property, the Building and the Improvements (as defined below) (collectively, the “Project”): (a) all amounts paid to the Architect (as defined in the Work Letter), the General Contractor (as defined in the Work Letter) and subcontractors, less and excepting any amounts paid as the result of a default by Landlord under its contracts with the General Contractor and the Architect; (b) all architectural, engineering, consulting and other professional fees; (c) all permit and license fees and other charges required by applicable law paid in connection with or arising out of the acquisition, design or construction of the Project; (d) all costs accrued or incurred in connection with or arising from the acquisition and zoning of the Project, including, without limitation, the land value of the Parking Property and the Property in the amount of $11,200,000.00; (e) all property taxes and assessments payable with respect to the Project (except as paid or reimbursed by Tenant pursuant to this Lease and except those paid prior to the Effective Date of this Lease); (f) all reasonable legal and accounting fees attributable to the development and construction of the Project; (g) utility charges and similar costs and expenses in respect to construction of the Project; (h) all costs incurred in connection with both the construction and permanent financing of the Project, including all broker’s fees, interest costs (to the extent arising prior to the Rent Commencement Date) and loan closing costs associated with the construction and permanent loans for the Project not to exceed $9,000,000.00 in total (inclusive of the $675,000.00 cap described below for the permanent loan), but not including the principal amount of the loan; (i) the Tenant Improvement Allowance; and (j) all allocations within the Final Budget for the Project applied by Landlord or its affiliates to any of the foregoing. With regard to sub-paragraph (h) above, the costs incurred in connection with any permanent financing of the Project, for purposes of calculating the Cost of Construction, will be capped at $675,000.00.
Notwithstanding anything to the contrary in this Lease, the Cost of Construction shall, except as set forth in the Work Letter, exclude the Landlord Hillside Amenity Cost and the Amenity Allowance (both as described in the Work Letter) and any costs over the Maximum Landlord Cost (as defined in the Work Letter) paid or reimbursed by Tenant pursuant to the terms of Section 12 of the Work Letter. Except as otherwise set forth in the Work Letter, in the event the Cost of Construction includes improvements which do not exclusively serve the Property or the Parking Property, the Cost of Construction for such improvements shall be allocated between the Property and the other portions of the Highline Development which are served by such improvements based on the Gross Square Feet of the buildings located upon the Property and the Gross Square Feet of the buildings located on the Highline Development being served by such improvements, it being agreed that the allocation for the Hillside Amenities and the Arterial Road (as defined in the Work Letter) is described in the Work Letter.
In the event that the Cost of Construction includes amounts paid by Landlord for interest reserves in connection with financing for the Project, and such interest reserves, if any, are available to Landlord at the Rent Commencement Date, Landlord shall do one of the following, at Tenant’s sole option, but only to the extent of the interest reserves actually released to Landlord (the “Interest Reserve Reimbursement Amount”): (i) pay the Interest Reserve Reimbursement Amount directly to Tenant; or (ii) prospectively reduce the Cost of Construction by the Interest Reserve Reimbursement Amount.
3.2    Rent Abatement. Tenant shall be entitled to an abatement of Basic Annual Rent with respect to the Leased Premises in an amount equal to $3,170,021.19, which abatement shall be applied to the period commencing on the Rent Commencement Date and continuing until such abatement has been entirely applied (the “Abatement Period”).The Basic Annual Rent collectively abated during the Abatement Period is referred to herein as the “Abated Rent.” Notwithstanding the provisions of this Section 3.2, Tenant shall be obligated to pay Additional Rent to Landlord during the Abatement Period. If the Rent Commencement Date does not start on the first day of a calendar month, such Abatement Period shall be adjusted in the first and last month of such term so that Tenant receives only the periods of abated Basic Annual Rent specified above in this Section 3.2(a). In the event Tenant defaults under this Lease and such default continues beyond all applicable notice and cure periods, in addition to any other rights or remedies Landlord has under this Lease, at law or in equity, regardless of whether or not Landlord elects to terminate this Lease, Tenant shall pay to Landlord an amount equal to the unamortized Abated Rent, which amortization shall occur on a straight-line basis over the Term of the Lease.
3.3    Additional Monetary Obligations. Tenant shall also pay as rent (in addition to the Basic Annual Rent) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available in the case of a default in the payment of one or more installments of Basic Annual Rent.

IV.	ADDITIONAL RENT
4.1    Definitions. It is the intent of both parties that the Basic Annual Rent herein specified shall be net to Landlord throughout the Term of this Lease and that, except as otherwise provided below, all costs, expenses and obligations relating to the Building, the Common Areas, the Property and/or the Leased Premises which may arise or become due during the Term shall be paid by Tenant in the manner hereafter provided. For purposes of this Lease, the terms set forth below shall mean the following:
(a)    “Additional Rent” shall mean the sum of Tenant’s Proportionate Share of Common Area Expenses plus all other amounts due and payable by Tenant under this Lease other than Basic Annual Rent.
(b)    “Common Area Expenses” shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Common Areas, the Building, Property, and related improvements located thereon (the “Improvements”). Common Area Expenses include, but are not limited to, all such expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease other than the performance of its work under Section 2.3 of this Lease or similar provisions of leases with other tenants. In explanation of the foregoing, and not in limitation thereof, Common Area Expenses shall include:
(i)    all real and personal property taxes, impact fees to the extent triggered by Tenant’s improvements or alterations to the Leased Premises after the Rent Commencement Date, local improvement rates, and other ad valorem assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant, including, without limitation, any privilege or excise tax;
(ii)    the cost of all insurance determined by Landlord to be necessary in its reasonable discretion on or with respect to the Building, the Improvements, the Common Areas or the Property, including, without limitation, casualty insurance, liability insurance, rental interruption, workers compensation, any insurance required to be maintained by Landlord’s lender, and any deductible applicable to any claims made by Landlord under such insurance;
(iii)    snow removal, trash removal, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day‑to‑day operation, maintenance, repair, and replacement of the Building, the Improvements, the Common Areas or the Property, its equipment and the adjacent walk and landscaped area

(including, but not limited to janitorial, day porter, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising), but excluding persons performing services not uniformly available to or performed for substantially all Building tenants;
(iv)    costs of all gas, water, sewer, electricity and other utilities used in the maintenance, operation or use of the Building (except to the extent separately metered or sub-metered to Tenant and billed to Tenant directly as permitted hereunder), the Improvements, the Property and the Common Areas, cost of equipment or devices used to conserve or monitor energy consumption, supplies, licenses, permits and inspection fees;
(v)    auditing, accounting and legal fees;
(vi)    Property management fees not to exceed four percent (4%) of all Basic Annual Rent and Additional Rent;
(vii)    the cost of capital improvements which decrease the Common Area Expenses, provided, however, the amount included as Common Area Expenses shall be limited to the actual verified amount of the decrease in Common Areas Expenses as a direct result of such capital improvements; and
(viii)    payments required to be made in connection with the maintenance or operation of any easement or right of way or other instrument through which Landlord claims title in the Property or to which Landlord’s title in the Property is subject (including the CC&Rs defined below).
Notwithstanding anything to the contrary, Common Area Expenses shall exclude the following: (i) rentals or increases in rentals from any ground lease rent; (ii) depreciation of the Building, Building equipment, or the Project; (iii) legal and other expense or consulting fees incurred by Landlord to resolve disputes or enforce any lease terms, Rules and Regulations, or any covenants, conditions, and restrictions governing the Building or the Property; (iv) interest, principal, points and fees, amortization or other costs with respect to any mortgage, loan or refinancing of the Building or Project; (v) expenses for the replacement of any item to the extent covered under warranty in favor of the Landlord; (vi) any penalty or fine incurred by Landlord due to Landlord’s violation (other than as a result of Tenant’s violation) of any federal, state, or local law or regulation; (vii) expenses for any item or service which Tenant pays directly to a third-party or for which Tenant separately reimburses Landlord; (viii) franchise, estate, succession, inheritance, profit, use, occupancy, gross receipts, rental, capital gains, capital stock, transfer and income taxes upon Landlord; (ix) any costs to clean-up, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Property, unless the wastes or asbestos containing materials are in or on the Premises due to Tenant’s acts or omissions; (x) interest, fees, or penalties for late payment by Landlord except to the extent Tenant has failed to timely pay Basic Annual Rent or Additional Rent under this Lease; (xi) costs and expenses of governmental licenses and permits, or renewals thereof, unless the same are for governmental licenses or permits normal to the operation or maintenance of the Building; (xii) the costs (including, without limitation, attorneys’ fees and disbursements) of any judgment, settlement, or arbitration award resulting from any tort liability, except to the extent caused by the acts or omissions of Tenant; (xiii) arbitration expenses unrelated to the maintenance, operation, and security of the Building, the Property or the Common Areas; (xiv) legal and auditing fees; (xv) any rent, additional rent or other charge under any lease or sublease to or assumed, directly or indirectly, by Landlord; (xvi) expenditures on account of Landlord’s acquisition of air rights; (xvii) the cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain to the extent such cost is recovered by Landlord from insurance proceeds or a condemnation award; (xviii) without duplication of clause (xvix) above, there shall be deducted from Common Area Expenses an amount equal to all amounts actually received by Landlord (less costs and expenses incurred by Landlord in collecting the same) through proceeds of insurance to the extent the proceeds are compensation for expenses which (a) previously were included in Common Area Expenses hereunder (b) are included in Common Area Expenses for the year in which the insurance proceeds are received, or (c) will be included as Common Area Expenses in a subsequent year; (xx) the costs of any work or service performed for any facility or property other than the Building or the Property except to the extent allocated to the Building or the Property pursuant to a matter of record; (xxi) any extraordinary Common Area Expenses arising or incurred at any time not during the Term; (xxii) special assessments; (xxiii) costs directly resulting from the negligence, illegal acts, or willful misconduct or omission of the Landlord or its agents, contractors, or employees; (xxiv) [intentionally omitted]; (xxv) [intentionally omitted]; (xxvi) [intentionally omitted]; (xxvii) costs incurred by Landlord in connection with the initial construction or renovation of the Building, the Improvements, and all related facilities; (xxviii) any costs or expenses relating to the Landlord’s obligations under the Work Letter; (xxvix) costs for renovating or improving vacant or unleased space in the Building; (xxx); interest on debt or amortization payments on any mortgages or deeds of trust for the Building and/or the Project; (xxxi) the costs or expenses arising from any bad debt of Landlord; (xxxii) the cost of any repairs or replacements to the Building and the Improvements that would constitute a capital repair or capital expense under generally acceptable accounting practices except as set forth in Section 4.1(b)(viii) above; and (xxxiii) any costs of Landlord’s personnel or management employees over and above the 4% property management fee referenced in Section 4.1(b)(vi).
(g)    “Common Areas” is defined in Section 20.1.
(h)    “Estimated Costs” shall mean Landlord’s estimate of Tenant’s Proportionate Share of Common Area Expenses for a particular calendar year.
(i)    “Tenant’s Proportionate Share” shall mean the percentage derived from the fraction, the numerator of which is the Gross Square Footage of the Leased Premises, the denominator of which is the Gross Square Footage of the Building. In this Lease, Tenant’s Proportionate Share is one hundred percent (100%). In the event the Common Area Expenses include expenses for improvements that do not exclusively serve the Property, the Common Area Expenses for such improvements shall be proportionately allocated between the Property and the other portions of the Highline Development which are served by such improvements based on the Gross Square Feet of the buildings located upon the Property and the Gross Square Feet of the buildings; provided to the extent buildings have not been built on other portions of the Highline Development, Tenant’s Proportionate Share shall be seventy percent (70%).
4.2    Payment of Additional Rent. Additional Rent shall be paid as follows:
(a)    Prior to the beginning of the calendar year following the Rent Commencement Date, Landlord shall deliver to Tenant a statement showing the Estimated Costs for such calendar year. If Landlord fails to deliver such statement prior to January 1 of the applicable year, until the delivery of such statement, Tenant’s Estimated Costs shall be deemed to be the same amount of the Estimated Costs for the prior year; provided, however, if Landlord subsequently furnishes to Tenant a statement of such Estimated Costs, to the extent such Estimated Costs are greater than or less than the Estimated Costs paid on a year to date basis, Tenant shall either receive a credit or make a payment, in the amount of such difference on the next date on which Tenant makes a Basic Annual Rent payment hereunder.
(b)    Concurrent with each monthly payment of Basic Annual Rent due pursuant to Section 3.1 above, Tenant shall pay to Landlord, without offset or deduction, one‑twelfth (l/12th) of the Estimated Costs, plus all other amounts due and owing by Tenant under this Lease which are not included as part of Estimated Costs (e.g., late payment charges).
(c)    Cap on Common Area Expense Increases. The actual aggregate increase in Controllable Expenses combined for any particular calendar year shall not be increased by more than four percent (4%) per annum on a compounding basis. “Controllable Expenses” means Common Area Expenses that are reasonably subject to Landlord’s control, but in no event shall Controllable Expenses include real property taxes, utilities, snow removal, insurance expenses, increases as a result of additional Building services which Tenant requests and Landlord agrees to provide, or property management fees (provided such property management fees shall be limited to the percentage set forth in Section 4.1(b)(vi) above). To the extent a Common Area Expense is incurred as a result of Landlord performing an obligation which Landlord is required to perform under this Lease, such Common Area Expense shall not be deemed to be a Controllable Common Area Expense, provided, at Tenant’s request, Landlord shall use commercially reasonable efforts to obtain three (3) separate bids related to such Common Area Expense and, to the extent the costs incurred by Landlord exceed the lowest bid obtained by Landlord, such difference shall be a Controllable Expense.
4.3    Report of Common Area Expenses and Statement of Estimated Costs. Within one hundred twenty (120) days after each calendar year occurring during the Term, Landlord shall furnish Tenant with a written reconciliation statement certified to be true and correct by Landlord (the “Landlord’s Statement”) comparing the Common Area Expenses payable during the previous calendar year against the amounts actually paid by Tenant during the previous calendar year pursuant to Section 4.2 above. If the annual reconciliation statement of costs indicates that the Estimated Costs paid by Tenant for any year exceeded the Common Area Expense for the same year, Landlord, at its election, shall within thirty (30) days of Tenant’s receipt of such reconciliation statement, either (a) pay the amount of such excess to Tenant, or (b) apply such excess as a deduction against the next installment of Basic Annual Rental or Additional Rent due hereunder. If the annual reconciliation statement of costs indicates that Estimated Costs paid by Tenant for any year are less than the Common Area Expense for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days of Tenant’s receipt of such reconciliation statement.
4.4    Resolution of Disagreement    . Every statement given by Landlord pursuant to Section 4.3 shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof. During the period of 120 days after receipt of Landlord’s Statement, at Tenant’s sole cost and expense, Tenant’s certified public accountant which is not compensated on a contingency basis may, for the purpose of verifying the Common Area Expenses, inspect the records of the material reflected in Landlord’s Statement, including such materials and statements for previous years, as applicable, at a reasonable time mutually-agreeable to Landlord and Tenant. The audit shall be concluded within thirty (30) days of the commencement of such audit and Tenant shall provide Landlord with the results of such audit within sixty (60) days of the conclusion of such audit. The parties recognize the confidential nature of Landlord’s books and records and hence agree that before Landlord shall afford Tenant’s certified public accountant reasonable access to Landlord’s books and records, including the copying of said material in order to complete a thorough analysis of the expenses, Tenant and its certified public accountant shall enter into a confidentiality agreement in form and substance reasonably satisfactory to Landlord, whereby Tenant and its certified public accountant shall agree, as a condition precedent to their review of such books and records, not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Failure of Tenant to challenge any item in Landlord’s Statement within one hundred twenty (120) days after Tenant’s receipt of Landlord’s Statement shall be construed as a waiver of Tenant’s right to challenge such item for such year and such determination shall be conclusive for both Landlord and Tenant. In the event Tenant’s audit of Landlord’s Statement discloses discrepancies, Tenant shall disclose the results of such audit to Landlord. Landlord shall have a period of thirty (30) days to review Tenant’s audit reports and determine if Landlord disputes such reports. If Landlord disputes the results of Tenant’s audit reports, Landlord shall give written notice of such disputes within such thirty (30) day period. Landlord and Tenant shall work in good faith to resolve any disagreements resulting from Tenant’s audit. If Landlord and Tenant cannot resolve such disputes within thirty (30) days of the date Landlord gives notice to Tenant of Landlord’s dispute, either party may refer the decision of the issues raised, if any, to a reputable, nationally-recognized independent firm of certified public accountants selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. The selected firm shall be deemed to be acting as an expert and not as an arbitrator, and a determination signed by the selected expert shall be final and binding on both Landlord and Tenant. Landlord shall afford such accountants reasonable access to Landlord’s books and records to the extent such accountants deem necessary in order to reach their decision. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties shall agree not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Notwithstanding the foregoing, in the event such certified public accountant shall determine that Landlord’s Statement for the subject year or any previous years, if applicable, has overcharged Tenant for Common Area Expenses (and such determination is not successfully challenged by Landlord), then Landlord shall refund or credit to Tenant the amount of the overcharge.
4.5    Limitations. Nothing contained in this Article IV shall be construed at any time so as to reduce the monthly installments of Basic Annual Rent payable hereunder below the amount set forth in Section 3.1 of this Lease.
4.6    Tenant’s Right to Contest Taxes. So long as (i) no default exists beyond applicable notice and cure periods, (ii) all real property taxes are paid prior to delinquency, and (iii) Landlord is unlikely to incur liability, as determined by Landlord in its reasonable judgment, Tenant may attempt to have the assessed valuation of the Leased Premises reduced or may initiate proceedings to contest the real property taxes. If required by law, Landlord shall reasonably cooperate, at no out of pocket cost or expense to Landlord, in the proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the real property taxes due, together with all costs, charges, interest and penalties incidental to the proceedings. Tenant shall pay all real property taxes during the pendency of any proceeding to contest or appeal real property taxes. Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees), resulting from or incurred by Landlord as a result of Tenant’s exercise of its contest rights pursuant to this Section 4.6.

V.	CREDIT ENHANCEMENT.
5.1    Deposit. Within thirty (30) days of the date hereof, Tenant will establish with U.S. Bank National Association, a national banking association (the “Deposit Bank”) an account in the name of Tenant (the “Deposit Account”) into which Tenant will deposit an amount equal to $16,000,000.00 (the “Deposit Funds”).  The Deposit Account will be free and clear of any and all liens in favor of any other party (other than Landlord as provided under this Section 5.1).  Tenant, Landlord and Deposit Bank will enter into an account control agreement (the “Account Control Agreement”) pursuant to which Deposit Bank will agree that the Deposit Account and Deposit Funds are held for the benefit of, and under the control of, Landlord (the “Account Control Party”) and that, except to the extent directed by Account Control Party or permitted by this Article V, Deposit Bank will not permit any disbursement, distribution or other transfer of the Deposit Funds.  Tenant shall be responsible for all costs of opening and maintaining the Deposit Account.  Deposit Bank shall not be permitted to offset any amounts owed to Deposit Bank against the Deposit Funds except as may be permitted by Landlord under the terms of the Account Control Agreement. As used herein, Account Control Party may also mean Landlord’s lender in the event of a completed foreclosure, delivery of deed in lieu of foreclosure or other similar enforcement action of or against the Property by such lender. Notwithstanding anything to the contrary herein, Landlord shall have the right to collaterally assign the Account Control Agreement and the rights of the Account Control Party to its lenders from time to time.
5.2    Interest on Deposit Funds. The Deposit Account may be an interest bearing deposit account that may be invested in certain permitted investments (as defined in the Account Control Agreement).  Any interest earned on the Deposit Funds shall be added to and become part of the Deposit Funds; provided, however, so long as no event of default by Tenant under this Lease has occurred beyond all applicable notice and cure periods, the Account Control Party will direct the Deposit Bank to pay amounts in excess of $16,000,000 to Tenant no less than monthly.
5.3    Application of Deposit Funds. In the event of a monetary default by Tenant, including any non-monetary default which results in an indemnity, payment or reimbursement obligation by Tenant hereunder, beyond five (5) days’ written notice from Landlord, the Account Control Party will have the right to withdraw a portion of the Deposit Funds in an amount necessary to cure the unpaid amounts then due and apply the Deposit Funds to the obligations of the Tenant under this Lease which are then due and payable.  Within thirty (30) days of a withdrawal by the Account Control Party, Tenant shall deposit additional Deposit Funds into the Deposit Account such that the Deposit Account equals $16,000,000.00. In the event Tenant fails to deposit additional Deposit Funds into the Deposit Account within such thirty (30) days, the Account Control Party shall be entitled to withdraw all remaining Deposit Funds and hold and retain such remaining amounts as security (the “Security Deposit”) for the performance by Tenant of all of the terms, covenants, and conditions required to be performed hereunder. If Tenant has performed all such terms, covenants, and conditions of this Lease, such Security Deposit, if any, shall be returned to Tenant after the expiration of the term of this Lease and delivery of possession of the Leased Premises to Landlord. In the event of default by Tenant in respect to any of its obligations under this Lease, including, but not limited to, the payment of Basic Annual Rent or Additional Rent, Landlord may use, apply, or retain all or any part of the Security Deposit for the satisfaction of any unpaid Basic Annual Rent or Additional Rent. Landlord may apply the Security Deposit to any expenses incurred by reason of the default of Tenant, including any damages or deficiency in the reletting of the Leased Premises, regardless of whether the accrual of such damages or deficiency occurs before or after an eviction or a portion of the Security Deposit is so used or applied.
5.4    Partial Release of Deposit Funds. Commencing with the expiration of the first calendar quarter which is one (1) year after the expiration of the Abatement Period, the Deposit Funds may be reduced to an amount equal to eight million dollars ($8,000,000) so long as (i) Tenant’s Liquidity during the prior twelve (12) month period measured on a monthly ending cash balance basis has not been below fifty million dollars ($50,000,000) dollars, and (ii) Tenant’s Adjusted EBITDA over the prior twelve (12) month period is equal to or greater than thirty million dollars ($30,000,000).  Tenant shall, at the time Tenant delivers a request to Landlord for the partial release of the Deposit Funds pursuant to this Section 5.4, deliver Tenant’s financial statements and bank statements showing Liquidity to Landlord along with Tenant’s calculation of Tenant’s compliance with the foregoing requirements, which shall be certified as being true, correct and complete by Tenant’s chief financial officer.  Landlord will, within ten (10) business days of Landlord’s receipt of such financial information and calculation, confirm whether or not Landlord agrees with Tenant’s calculation. If Landlord disagrees with Tenant’s calculation, Landlord shall deliver written notice to Tenant within such ten (10) business day period giving a reasonably detailed explanation of the reasons Landlord disagrees with Tenant’s calculation.  Landlord and Tenant shall then work in good faith to resolve any disputes.  If Landlord agrees with Tenant’s calculation, and so long as Tenant is not then in default under this Lease beyond any applicable notice or cure period, Landlord will promptly instruct the Deposit Bank to release funds from the Deposit Account such that only eight million dollars ($8,000,000) remains in the Deposit Account and in no circumstance shall Tenant be obligated to increase the Deposited Funds above that level. If Tenant does not comply with the foregoing covenants at the expiration of the first calendar quarter which is one (1) year after the expiration of the Abatement Period, Tenant’s compliance with the foregoing requirements shall be recalculated at the end of each calendar quarter thereafter until Tenant complies with the Liquidity and the Adjusted EBITDA requirements.
5.5    Release of Remaining Deposit Funds. Commencing with the expiration of the first calendar quarter which is one (1) year after the date the Deposit Funds have been reduced to $8,000,000 pursuant to Section 5.4 above (the “First Release Date”), the Deposited Funds may be reduced to zero dollars so long as (i) Tenant’s Liquidity during the prior twelve (12) month period measured on a monthly ending cash balance basis has not been below fifty million dollars ($50,000,000) dollars, and (ii) Tenant’s Adjusted EBITDA over that prior twelve (12) month period is equal to or greater than thirty million dollars ($30,000,000).  Tenant shall, at the time Tenant delivers a request to Landlord for the release of the Deposit Funds pursuant to this Section 5.5, deliver Tenant’s financial statements to Landlord along with Tenant’s calculation of Tenant’s compliance with the foregoing requirements, which shall be certified as being true, correct and complete by Tenant’s chief financial officer.  Landlord will, within ten (10) business days of Landlord’s receipt of such financial information and calculation, confirm whether or not Landlord agrees with Tenant’s calculation.  If Landlord disagrees with Tenant’s calculation, Landlord shall deliver written notice to Tenant within such ten (10) business day period giving a reasonably detailed explanation of the reasons Landlord disagrees with Tenant’s calculation.  Landlord and Tenant shall then work in good faith to resolve any disputes.  If Landlord agrees with Tenant’s calculation, and so long as Tenant is not then in default under this Lease beyond any applicable notice or cure period, Landlord will promptly instruct the Deposit Bank to release all remaining funds from the Deposit Account, and Landlord’s security interest in the Deposit Account and the Account Control Agreement shall be terminated. If Tenant does not comply with the foregoing covenants at the expiration of the first calendar quarter which is one (1) year after the First Release Date, Tenant’s compliance with the foregoing requirements shall be recalculated at the end of each calendar quarter thereafter until Tenant complies with the Liquidity and the Adjusted EBITDA requirements.
5.6    Definitions. For purposes hereof (a) the term “Liquidity” means (i) the sum of unencumbered and unrestricted cash and cash equivalents and readily marketable securities (valued, in the case of securities at the then prevailing market price listed on NYSE or NASDAQ, as of any applicable date of determination), per generally accepted accounting principles, consistently applied, less (ii) all indebtedness outstanding under any unsecured or partially secured line of credit or other short term credit facility, and (b) the term Adjusted EBITDA means (i) for the applicable period, net income, plus (A) income taxes, (B) depreciation and amortization expense, and (C) interest expense, all calculated in accordance with generally applicable accounting principles, consistently applied, plus (ii) the change in deferred revenue shown on the statement of cash flows.

VI.	USE
6.1    Use of Leased Premises. The Leased Premises shall be used and occupied by Tenant for general office purposes only, including, without limitation, business headquarter purposes; educational training for Tenant’s employees, patrons and customers; cafeteria, kitchen, and recreational facilities for use by Tenant’s employees and Tenant’s patrons and customers of educational training; professional conferences and summits; research and other purposes reasonably necessary or appropriate for the business of Tenant (collectively, the “Permitted Use”). Tenant shall not use the Leased Premises, the Property or the Common Areas for purposes other than the Permitted Use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
6.2    Prohibition of Certain Activities or Uses. Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises, the Property or the Common Areas which is prohibited by this Lease or will, in any way or to any extent:
(a)    adversely affect any fire, liability, or other insurance policy carried with respect to the Building, the Improvements, the Common Areas, the Property, or any of the contents of the foregoing (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risk that may be involved);
(b)    obstruct, interfere with any right of, or injure or annoy any other tenant or occupant of the Building, the Common Areas, the Improvements, or the Property;
(c)    conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency, or authority (whether existing or enacted as promulgated in the future, known or unknown, foreseen or unforeseen);
(d)    adversely overload the floors or otherwise damage the structural soundness of the Leased Premises or the Building, or any part thereof (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses, or liability for risk that may be involved); or
(e)    take any action which causes a violation of any restrictive covenants or any other instrument of record applying to the Property.
6.3    Affirmative Obligations with Respect to Use
(a)    Tenant will (i) comply with all governmental laws, ordinances, regulations, and requirements, now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises; (ii) keep the Leased Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances; (iii) in all respects and at all times fully comply with all health and policy regulations; and (iv) not suffer, permit, or commit any waste.
(b)    As of the Rent Commencement Date, Landlord represents and warrants that the Building, Improvements and Common Areas (excluding any Tenant Improvements constructed by Tenant) comply with all applicable law, whether now or hereafter in effect, including the Americans with Disabilities Act of 1990 (“ADA”) and all other applicable laws relating to persons with disabilities, and all rules and regulations which may be promulgated thereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services, except for the Tenant Improvements (as defined in the Work Letter) or other alterations to the Leased Premises made by Tenant. At all times during the term hereof, Tenant shall, at Tenant’s sole cost and expense, comply with all statutes, ordinances, laws, orders, rules, regulations, and requirements of all applicable federal, state, county, municipal and other agencies or authorities, now in effect or which may hereafter become effective, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alterations of the Leased Premises (including, without limitation, all applicable requirements of the ADA and all other applicable laws relating to persons with disabilities, and all rules and regulations which may be promulgated thereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services or otherwise) and upon request of Landlord shall deliver evidence thereof to Landlord. Except for the costs associated with the Tenant Improvements and any alterations to the Leased Premises made by Tenant, the cost of Landlord’s obligation to comply with applicable law and the ADA will be the responsibility of Landlord and, except with respect to changes in applicable law and the ADA after the Rent Commencement Date with which Landlord is required by law to comply, not included in Common Area Expenses or charged to Tenant.
6.4    Suitability. Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any other person has made any representation or warranty with respect to the Leased Premises or any other portion of the Building, the Common Areas, or the Improvements and that no representation has been made or relied on with respect to the suitability of the Leased Premises or any other portion of the Building, the Common Areas, or Improvements for the conduct of Tenant’s business. The Leased Premises, Building, and Improvements (and each and every part thereof) shall be deemed to be in satisfactory condition except for punch-list items or warranty repairs delivered in connection with the Work Letter.
6.5    Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceeds Building allowances.

VII.	UTILITIES AND SERVICE
7.1    Obligations of Landlord. During the Term, Landlord agrees to cause to be furnished to the Leased Premises the following utilities and services, the cost and expense of which shall be included in Common Area Expenses except to the extent any such utilities are separately metered or sub-metered and billed directly to Tenant as permitted hereunder:
(a)    Telephone and internet connection, but not including telephone stations and equipment and service (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Leased Premises).
(c)    Subject to Tenant’s obligations under Section 7.2, heat and air‑conditioning necessary to maintain the Leased Premises between 68 degrees Fahrenheit to 78 degrees Fahrenheit subject however to any limitations imposed by any government agency. Fresh air levels shall be maintained in accordance with ASHRAE-62 -1989 standards (or current as of the date of this Lease) (ventilation for acceptable indoor air quality). The Landlord shall also provide adequate thermal environmental comfort and air velocity limits in accordance with ASHRAE-55 (or current as of the date of this Lease).
(d)    Janitorial service in accordance with Exhibit “I”.
(e)    A card-access security system with card readers at all exterior Building entries and exits, all elevators, and all fire stairway entries and exits. Landlord shall furnish Tenant, at Landlord’s expense, with one (1) access card per employee at the time of the Commencement Date, and at Tenant’s expense with such additional keys and access cards as Tenant may request, to unlock or allow access to the Building and each corridor door entering the Leased Premises. Upon the expiration or termination of the Term, Tenant shall surrender all such keys and access cards to Landlord.
(f)    Snow removal service.
(g)    Landscaping and grounds keeping service.
(h)    Elevator service.
7.2    Tenant’s Obligations. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 7.1 above. Without limiting the generality of the foregoing, Tenant shall be responsible for directly paying to the applicable provider for all utilities serving the Leased Premises, including, without limitation, all electricity, water, gas, and sewer, and such costs shall not be included as Common Area Expenses.
7.3    INTENTIONALLY DELETED.
7.4    Limitation on Landlord’s Liability    . Landlord shall not be liable for any failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of any such failure; provided if the failure is within Landlord’s reasonable control and not caused by acts or omissions of Tenant or any Tenant Related Party, and such failure continues for a period of more than three (3) consecutive business days, Tenant shall receive a proportionate abatement of Rent to the extent of such interruption for each day such failure continues and until such utilities or services are restored. In no event shall Landlord be liable for loss or injury to persons or property, however arising or occurring, in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord.

VIII.	MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS
8.1    Maintenance and Repairs by Landlord. Landlord shall maintain or cause to be maintained in good order, condition, and repair the Building, the Common Areas, and the Improvements, including all structural components of the Building, utility lines and all Building systems, as well as the Tenant Amenities and the Hillside Amenities (as defined in the Work Letter) and all non-public roads and access points to the Leased Premises owned by Landlord. If Landlord is required to repair or replace any damage to the Building, the Common Areas, the Improvements, or the Leased Premises occasioned by the willful or negligent acts of Tenant or the Tenant Related Parties (as defined in Section 10.1 below), Landlord shall perform such repairs at Tenant’s sole cost and expense, and which amounts Landlord shall be reimbursed by Tenant within ten (10) days of Landlord’s delivery of written demand for the same. Landlord agrees to perform its maintenance obligation hereunder in accordance with commercially reasonable management standards utilized for other comparable office buildings in the Salt Lake County, Utah area. In the event Landlord fails to perform its maintenance obligations under this Section 8.1 with respect to the Building or Property (excluding any obligations related to the repair of the roof or any structural portions of the Building), and such failure continues beyond thirty (30) days (or two (2) business days in the case of an emergency threatening injury to persons or material damage to property) following written notice of such failure from Tenant to Landlord, Tenant shall have the option to perform Landlord’s maintenance obligations on behalf of Landlord. All out-of-pocket documented and reasonable costs and expense incurred by Tenant in performing Landlord’s maintenance obligations as permitted herein shall be applied as a credit against future installments of Basic Annual Rent, in an amount not to exceed twenty-five percent (25%) of any one installment of Basic Annual Rent, until the amount of such out-of-pocket costs and expense of Tenant shall be applied in full. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, upon prior written notice to Landlord, to self-manage or hire a third-party manager to manage or maintain any item which Landlord is obligated to manage or maintain under this Lease except the following items: (i) the Building’s elevators and related systems; (ii) mechanical, electrical, plumbing or life safety systems of the Building; (iii) the structural components of the Building, and (iv) any other component of the Property which would be a capital repair, including, without limitation, the roof. In the event Tenant exercises its right to self-manage or hire a third-party manager for any of the items permitted herein, the cost and expense of such item shall be paid directly by Tenant and shall not be included in Common Area Expenses; provided, however, in the event Tenant fails to manage or maintain an item as required by this Lease following its election to manage or maintain such item, and such failure continues for thirty (30) days, Landlord may resume maintenance or repair of such item as a Common Area Expense, and Tenant’s right to self-manage or hire a third-party manager as set forth in this Section 8.1 shall forever terminate.
8.2    Maintenance and Repairs by Tenant. Except as otherwise the obligation of Landlord under this Lease, Tenant, at Tenant’s sole cost and expense and without prior demand being made, shall maintain the interior of Leased Premises in good order, condition and repair, and will be responsible for the painting, carpeting, or other interior design work of the Leased Premises beyond the initial construction phase as specified in Section 2.3 and Exhibit “C” of this Lease and shall maintain all equipment and fixtures installed by Tenant. Tenant shall in a good and workmanlike manner repair or replace any damage to the Building, the Common Areas, the Improvements, or the Leased Premises occasioned by the willful or negligent acts of Tenant or the Tenant Related Parties.
8.3    Alterations. Except as set forth on Exhibit “C” attached hereto, Tenant shall not without first obtaining Landlord’s written approval: (a) make or cause to be made any alterations, additions, or improvements to the Leased Premises (collectively, “Alterations”) (b) install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, shades or awnings; or (c) make any other Alterations to the Leased Premises without first obtaining Landlord’s written approval, except for interior non-structural Alterations to the Leased Premises, which shall not require Landlord’s consent, so long as (y) such non-structural Alterations do not directly or materially, adversely affect the Building’s mechanical, electrical, plumbing or life safety systems, and (z) the costs for such non-structural Alterations do not exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate in any twelve (12) month period. The foregoing notwithstanding, if the proposed Alterations are, in Landlord’s reasonable judgment, likely to affect the structure of the Building or the electrical, plumbing, life safety or HVAC systems or otherwise adversely impact the value of the Building, such consent may be withheld at the sole and absolute discretion of Landlord; except for the foregoing, Landlord’s approval shall not be unreasonably withheld. Tenant shall present to Landlord plans and specifications for all Alterations at the time approval is sought. In the event Landlord consents to the making of any Alterations to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work shall be done only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld. All such work with respect to any Alterations shall be done lien free and in a good and workmanlike manner and diligently prosecuted to completion such that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. In performing such work, Tenant shall at all times comply with all provisions of this Lease, including, without limitation, Section 14.2 of this Lease. Any such Alterations shall be performed and done strictly in accordance with all laws and ordinances relating thereto and in compliance with all matters of record. In performing the work or any such Alterations Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any Alterations to or of the Leased Premises, including, but not limited to, wallcovering, paneling, and built‑in cabinet work, but excepting movable furniture and equipment, shall become a part of the realty and shall be surrendered with the Leased Premises; provided, however, that Tenant shall be obligated in all cases to remove any Alterations which constitute Specialty Alterations (defined below) that Landlord does not otherwise agree in writing may be surrendered with the Leased Premises. Any Specialty Alterations that Tenant is required to remove upon the expiration or earlier termination of this Lease shall be removed at Tenant’s sole expense, and Tenant shall, at Tenant’s expense, promptly repair any damage to the Leased Premises or the Building caused by such removal. As used herein, “Specialty Alterations” shall mean any Alteration that is not a general office improvement, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Leased Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Leased Premises to non-office usage (such as a cafeteria, bicycle storage rooms or kitchens), (vi) can be seen from outside the Leased Premises, (vi) require changes to a floor or ceiling, including an internal stairway or atrium area; provided that an open ceiling will not be a Specialty Alteration.
8.4    Landlord’s Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portions of the Building. Upon providing at least twenty-four (24) hours’ notice to Tenant, except in the event of an emergency, in which event no notice shall be required, Landlord shall also have the right to enter the Leased Premises at all times to inspect or to exhibit the same to prospective purchasers, mortgagees, tenants, and lessees (but in the case of prospective tenants or lessees, only during the last twelve (12) months of the Term), and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required for such repairs, alterations additions or improvements, without the same constituting an actual or constructive eviction of Tenant in whole or in part, the rents reserved herein shall in no wise abate while said work is in progress by reason of loss or interruption of Tenant’s business or otherwise, and Tenant shall have no claim for damages; provided, however, Landlord shall use commercially reasonable efforts to not interfere with Tenant’s operations in the Leased Premises and to perform such work in a timely and reasonable manner. During the six (6) month period prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises “For Lease” or “For Sale” signs which Tenant shall permit to remain thereon. Landlord shall at all times use good faith efforts to minimize any interfere with or interruption of Tenant’s business or its use and enjoyment of the Leased Premises in connection with the exercise of any of the foregoing rights.

IX.	ASSIGNMENT
9.1    Definitions. As used in this Lease:
(a)    “Pledge” means to pledge, encumber, mortgage, assign (whether as collateral or absolutely) or otherwise grant a lien or security interest in this Lease or any portion of the Leased Premises as security for, or to otherwise assure, performance of any obligation of Tenant or any other person.
(b)    “Sublease” means to lease or enter into any other form of agreement with any other person, whether written or oral, which allows that person or any other person to occupy or possess any part of the Leased Premises for any period of time or for any purpose.
(c)    “Transfer” means to sell, assign, transfer, exchange or otherwise dispose of or alienate any interest of Tenant in this Lease, whether voluntary or involuntary or by operation of law including, without limitation: (i) any such Transfer by death, incompetency, foreclosure sale, deed in lieu of foreclosure, levy or attachment; (ii) if Tenant is not a human being, any direct or indirect Transfer of fifty percent (50%) or more of any one of the voting, capital or profits interests in Tenant; and (iii) if Tenant is not a human being, any Transfer of this Lease from Tenant by merger, consolidation, transfer of assets, or liquidation or any similar transaction under any law pertaining to corporations, partnerships, limited liability companies or other forms of organizations.
9.2    Transfers, Subleases and Pledges Prohibited. Subject to Sections 9.3, 9.5 and 9.6, except with the prior written consent of Landlord in each instance, Tenant shall not Transfer or Pledge this Lease, or Sublease or Pledge all or any part of the Leased Premises. Consent of Landlord to any of the actions described in the previous sentence shall be deemed granted and delivered only if obtained strictly in accordance with and pursuant to the procedure set forth in Section 9.3 of this Lease and is memorialized in a writing signed by Landlord that refers on its face to Section 9.3 of this Lease. Any other purported Transfer, Sublease or Pledge shall be null and void, and shall constitute a default under this Lease which, at the option and election of Landlord exercisable in writing at its sole discretion, shall result in the immediate termination of this Lease; provided, if Landlord does not terminate this Lease, it may exercise any other remedies available to it under this Lease or at law or equity. Consent by Landlord to any Transfer, Sublease or Pledge shall not operate as a waiver of the necessity for consent to any subsequent Transfer, Sublease or Pledge, and the terms of Landlord’s written consent shall be binding upon any person holding by, under, or through Tenant. Landlord’s consent to a Transfer, Sublease or Pledge shall not relieve Tenant from any of its obligations under this Lease, all of which shall continue in full force and effect notwithstanding any assumption or agreement of the person to whom the Transfer, Sublease or Pledge pertains.
9.3    Consent of Landlord Required:
(a)    If Tenant proposes to make any Transfer, Sublease or Pledge it shall immediately notify Landlord in writing of the details of the proposed Transfer, Sublease or Pledge, and shall also immediately furnish to Landlord sufficient written information and documentation required by Landlord to allow Landlord to assess the business to be conducted in the Leased Premises by the person to whom the Transfer, Sublease or Pledge is proposed to be made, the financial condition of such person and the nature of the transaction in which the Transfer, Sublease or Pledge is to occur. If Landlord determines that the information furnished does not provide sufficient information, Landlord may demand that Tenant provide such additional information as Landlord may reasonably require in order to evaluate the proposed Transfer, Assignment or Pledge.
(b)    Except in the event of a Permitted Transfer to a Permitted Transferee, Landlord shall have the absolute right to reject any proposed Transfer, Sublease or Pledge under any of the following circumstances:
(i)    If, as a result of the Transfer, Sublease or Pledge, Landlord or the Leased Premises would be subject to compliance with any law, ordinance, regulation or similar governmental requirement to which Landlord or the Leased Premises were not previously subject.
(ii)    A Transfer, Sublease or Pledge to any other person which is the landlord or sublandlord under any leases or subleases for office space within a ten (10) mile radius of the Leased Premises.
(iii)    A Transfer, Sublease or Pledge to any other person which at that time has an enforceable lease for any other space in the Building or any prospective tenant with whom Landlord has, in the prior twelve (12) months negotiated with to lease space in the Building.
(iv)    A sublease of less than all of the Leased Premises where the configuration or location of the subleased premises might reasonably be determined by Landlord to have any adverse effect on the ability of Landlord to lease remainder of the Leased Premises if Landlord were to terminate this Lease but agree to be bound by the Sublease.
(v)    The person to whom the Transfer, Sublease or Pledge is to be made will not agree in writing to be bound by the terms and conditions of this Lease; provided that this Lease shall not be enforceable against a person to whom this Lease or Leased Premises is to be Pledged until after the foreclosure or other realization upon its lien or security interest.
(vi)    The financial condition of the person to whom the Transfer, Sublease or Pledge is to be made is not satisfactory to Landlord.
(c)    Except as set forth in Section 9.3(b), Landlord’s consent shall not be unreasonably withheld, provided that: (i) Tenant promptly provides to Landlord all information requested by Landlord pursuant to Section 9.3(a) in the event of a requested Transfer, Landlord determines that such information is sufficient to allow Landlord to accurately evaluate the financial condition of the person to whom the Transfer, Sublease or Pledge is to be made; and (ii) Tenant and the person to whom the Transfer, Sublease or Pledge is to be made agree in writing to all of the rights of Landlord set forth in Section 9.4.
9.4    Landlord’s Right in Event of Assignment or Sublease.
(a)    If Landlord consents in writing to any Transfer or any Sublease, Landlord may collect rent and other charges and amounts due under this Lease from the person to whom the Transfer was made or under the sublease from any person who entered into the Sublease, and Landlord shall apply all such amounts collected to the rent and other charges to be paid by Tenant under this Lease. If Landlord consents in writing to any Pledge of this Lease or any portion of the Leased Premises, and the person to whom the Pledge was made forecloses or otherwise realizes upon any interest in this Lease or in any portion of the Leased Premises, Landlord may collect rent and other charges and amounts due under this Lease from such person, and Landlord shall apply the amount collected to the rent and other charges and amounts to be paid by Tenant under this Lease. Such collection, however, shall not constitute consent or waiver of the necessity of written consent to such Transfer, Sublease or Pledge, nor shall such collection constitute the recognition of such person or any other person as the “Tenant” under this Lease.
(b)    In the event that any rent or additional consideration payable after a Transfer exceed the rents and additional consideration payable under this Lease, Landlord and Tenant shall share equally in the amount of any excess payments or consideration. In the event that the rent and additional consideration payable under a Sublease exceed the rents and other consideration payable under this Lease (prorated to the space being subleased pursuant to the Sublease), Landlord and Tenant shall share equally in the amount of any excess payments or consideration.
(c)    In the event that Tenant shall request that Landlord consent to a Transfer, Sublease or Pledge, Tenant and/or the person to whom the Transfer, Sublease or Pledge was made shall pay to Landlord reasonable legal fees and costs, not to exceed $5,000.00, incurred in connection with processing of documents necessary to effect the Transfer, Sublease or Pledge.
9.5    Permitted Transfer or Sublease. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet the whole or any part of the Leased Premises (a “Permitted Transfer”) to a corporation or entity (a “Related Entity”) which: (i) is Tenant’s parent organization or is an affiliate of Tenant or Tenant’s parent organization, or (ii) is a wholly-owned subsidiary of Tenant or Tenant’s parent organization, or (iii) is an organization of which Tenant or Tenant’s parent owns in excess of fifty percent (50%) of the outstanding capital stock or has in excess of fifty percent (50%) ownership or control interest, (iv) is the result of a consolidation, merger or reorganization with Tenant and/or Tenant’s parent organization, (v) is the transferee of substantially all of Tenant’s assets; (vi) the sale of ownership interest in Tenant or its owner, parent or affiliates on a nationally recognized public exchange market; or (vii) is an entity under common control or common management control with Tenant (each, a “Permitted Transferee”); provided that (y) if the Permitted Transfer described under section (v) above occurs before the Rent Commencement Date, the ratio between the combined Basic Annual Rent and Additional Rent (under this Lease and the Adjacent Lease) and the Permitted Transferee’s GAAP revenue (defined below) for the previous calendar year is equal to or less than six and one-half percent (6.5%); or (z) if the Permitted Transfer described in subsection (v) above occurs on or after the Rent Commencement Date, the combined Basic Annual Rent and Additional Rent (under this Lease and the Adjacent Lease) is no more than 5% of the Permitted Transferee’s GAAP revenue for the trailing 12 months. As used herein, “GAAP revenue” means actual revenue calculated according to generally accepted accounting principles, consistently applied, for the prior calendar year.
In connection with a Permitted Transfer, Tenant shall (i) give Landlord fifteen (15) days prior written notice of such Permitted Transfer, (ii) deliver to Landlord copies of (x) an assignment and assumption of this Lease (in the case of a Transfer of the Lease), which shall be in form and substances satisfactory to Landlord in its reasonable discretion, and (y) the Sublease, which shall be subject and subordinate to this Lease, and (iii) deliver such additional evidence as Landlord may reasonably request to evidence that such Transfer is a Permitted Transfer.
9.6    Permitted Pledge. Notwithstanding the foregoing in this Article 9, Tenant may at any time encumber or pledge its interest in any and all of Tenant’s furnishings, property, equipment or trade fixtures situated on the Leased Premises (a “Personal Property Security Interest”). Within thirty (30) days following request in writing from a lender of Personal Property Security Interest, Landlord shall execute, acknowledge and deliver such documents as such Personal Property Lender may reasonably request, and as may be reasonably acceptable to Landlord. Notwithstanding the foregoing, any such lien held by a Personal Property Lender, shall not extend to either Tenant’s leasehold interest in the Leased Premises or the ownership interest of Landlord in and to the Leased Premises and shall be subordinate and inferior to the liens on the Leased Premises created by any mortgages in favor of any Landlord’s lender. Tenant’s rights granted in this Section shall apply notwithstanding any terms of this Lease expressly or by implication to the contrary, and the exercise of such rights shall not constitute a default under this Lease.
X.    INDEMNITY AND HAZARDOUS MATERIALS
10.1    Indemnity.
(a)    Subject to the provisions of Section 11.5 below and to the fullest extent permitted by law, Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of any of the following: (i) the use of the Leased Premises by Tenant or by its agents, contractors, employees, servants, invitees, licensees or concessionaires (the “Tenant Related Parties”), (ii) the conduct of its business or profession, or any other activity permitted or suffered by Tenant or the Tenant Related Parties within the Leased Premises; or (iii) any breach by Tenant of this Lease. Tenant shall defend all suits brought upon such claims and pay all costs and expenses incidental thereto. Notwithstanding the foregoing, Landlord shall have the right, at its option, to participate in the defense of any such suit without relieving Tenant of any obligation hereunder.
(b)    To the fullest extent permitted by law, Landlord shall protect, defend, indemnify and hold harmless Tenant and Tenant Related Parties against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation), resulting from or incurred by Tenant or any Tenant Related Parties on account of the following: (i) the gross negligence or intentional misconduct of Landlord or its affiliates, agents, contractors, employees, servants, licensees or concessionaires (the “Landlord Related Parties”) on the Property; and (ii) any breach by Landlord of this Lease including the breach of any representation or warranty of Landlord contained in this Lease. Further, Landlord shall defend all suits brought upon such claims and pay all costs and expenses incidental to such defense. In no event shall either party be liable to the other for consequential, special or punitive damages.
10.2.    Notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment.
10.3    Environmental Indemnification.
(a)    Tenant’s Indemnity. In addition to and without limiting the scope of any other indemnities provided under this Lease, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, third party cross-claims, charges, actions, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and out-of-pocket expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of Hazardous Materials (as defined in Section 10.4 below) by Tenant or the Tenant Related Parties, (ii) the violation of any Hazardous Materials laws by Tenant or the Tenant Related Parties, or (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Leased Premises, the Property or the Common Areas by Tenant or the Tenant Related Parties (the items listed in clauses (i) through and including (iii) being referred to herein individually as a “Tenant Release” and collectively as the “Tenant Releases”).
(b)    Landlord’s Indemnity. Landlord shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Tenant from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, third-party cross-claims, charges, action, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and out-of-pocket expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of Hazardous Materials (as defined in Section 10.4 below) by Landlord or the Landlord Related Parties, (ii) the violation of any Hazardous Materials laws by Landlord or the Landlord Related Parties, (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Leased Premises, the Property or the Common Areas by Landlord or the Landlord Related Parties; or (iv) Hazardous Materials existing on the Property as of the Commencement Date (the items listed in clauses (i) through and including (iv) being referred to herein individually as a “Landlord Release” and collectively as the “Landlord Releases”).
10.4    Definition of Hazardous Materials. The term “Hazardous Materials” shall mean any substance:
(a)    which is flammable, explosive, radioactive, toxic, corrosive, infectious, carcinogenic, mutagenic, or otherwise hazardous and which is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, or the state in which the Property is located or any political subdivision thereof;
(b)    which contains asbestos, organic compounds known as polychlorinated biphenyls; chemicals known to cause cancer or reproductive toxicity or petroleum, including crude oil or any fraction thereof; or which is or becomes defined as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material or toxic substance under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6992k; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§ 5101-5127; the Clean Water Act, 33 U.S.C. §§ 1251-1387; the Clean Air Act, 42 U.S.C. §§ 7401-7671q; the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. §§ 11001-11050; and title 19, chapter 6 of the Utah Code, as any of the same have been or from time to time may be amended; and any similar federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders or decrees relating to environmental conditions, industrial hygiene or Hazardous Materials on the Leased Premises, the Property or the Common Areas, including all interpretations, policies, guidelines and/or directives of the various governmental authorities responsible for administering any of the foregoing, now in effect or hereafter adopted, published and/or promulgated (“Environmental Laws”);
(c)    the presence of which on the Leased Premises, the Property or the Common Areas requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law; or
(d)    the presence of which on the Leased Premises, the Property or the Common Areas causes or threatens to cause a nuisance on the Property or to adjacent properties or poses or threatens to pose a hazard to the health and safety of persons on or about the Property.
10.5    Use of Hazardous Materials. Tenant shall not, and shall not permit any Tenant Related Parties to use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Leased Premises, the Property or the Common Areas except those typically used in an office building and otherwise in full compliance with Environmental Laws. Landlord shall not, and shall not permit any Landlord Related Party to, use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Leased Premises, the Property or the Common Areas except those typically used in an office building and otherwise in full compliance with Environmental Laws.
10.6    Release of Hazardous Materials. If Tenant discovers that any spill, leak, or release of any quantity of any Hazardous Materials has occurred on, in or under the Leased Premises, the Property or the Common Areas in violation of Laws, Tenant shall promptly notify Landlord. In the event such release is a Tenant Release, Tenant shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. In the event such release is caused by Landlord or a Landlord Related Party, Landlord shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. Within twenty (20) days after any such spill, leak, or release, the party responsible for the remediation of such release shall give the other party a detailed written description of the event and of such responsible party’s investigation and remediation efforts to date. Within twenty (20) days after receipt, such responsible party shall provide the other party with a copy of any report or analytical results relating to any such spill, leak, or release. In the event of a release of Hazardous Material in, on, or under the Leased Premises, the Property or the Common Areas by the Tenant Related Parties, Tenant shall not be entitled to an abatement of Rent during any period of abatement.
10.7     Release of Landlord; Representation and Warranty of Landlord. Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business, including any loss or damage to either the person or property of Tenant or Tenant Related Parties that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting, or adjoining space. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and, subject to the provisions of Section 10.1(b) and 10.3(b), hereby releases Landlord, to the fullest extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage. Except as set forth in any documents and reports delivered to Tenant, or as otherwise disclosed to Tenant in writing, Landlord represents and warrants to Tenant that, to Landlord’s knowledge as of the date hereof, there are no Hazardous Materials on the Property, the Common Areas, Building, or Improvements, in violation of Environmental Laws.

XI.	INSURANCE
11.1    Insurance on Tenant’s Personal Property and Fixtures. At all times during Term, Tenant shall keep in force at its sole cost and expense with insurance companies acceptable to Landlord, hazard insurance on an “all-risk type” or equivalent policy form, and shall include fire, theft, vandalism, and malicious mischief. Coverage shall be equal to 100% of the Replacement Cost value of Tenant’s contents, fixtures, furnishings, equipment, and all improvements or additions made by Tenant to the Leased Premises. The deductible under such insurance coverage shall not exceed $25,000.00. Such policy shall name Landlord as a Loss Payee to the extent Landlord has an insurable interest in Tenant’s fixtures, furnishings, equipment and improvements. The policy shall provide that such policy not be cancelled without first giving Tenant thirty (30) days written notice. Tenant will promptly provide notice to Landlord of any cancellation.
11.2    Property Coverage. At all times during the Term, Landlord shall obtain and maintain in force an “all-risk type” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief on the Building during the Term and any extension thereof. Landlord may obtain, at Landlord’s discretion, coverage for flood and earthquake if commercially available at reasonable rates. Such insurance shall also include coverage against loss of rental income.
11.3    Automobile. At all times during the Term, Tenant shall maintain Commercial Automobile Liability insurance with limits of not less than One Million Dollars ($1,000,000) for any one accident and shall include owned, hired and non-owned automobiles.
11.4    Liability Insurance. During the Term and at its sole cost and expense, Tenant shall keep in full force and effect with insurance companies with an A.M. Best rating not less than A-VII a policy of Commercial General Liability Insurance with limits of not less than $2,000,000 each Occurrence and $5,000,000 General Aggregate, which may be achieved through a combination of primary and excess insurance policies. The policy shall apply to the Leased Premises and all operations of Tenant’s business. Such policy shall include Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled without first giving Tenant thirty (30) days written notice. Tenant shall promptly notify Landlord of such notice of termination. Tenant shall at all times during the Term provide Landlord with evidence of current insurance coverage. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents, and employees by reason of the negligence of Tenant.
11.5    Waiver of Subrogation. Landlord and Tenant hereby waive all rights to recover against each other, against any other tenant or occupant of the Building, and against each other’s officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance carried by the waiving party, to the extent that such loss or damage is actually covered. Landlord and Tenant each covenant that at the Commencement Date of the Lease Term hereof, their respective insurance policies will contain waiver of subrogation endorsements.
11.6    Worker’s Compensation. Upon the commencement of physical activity on the Leased Premises by Tenant, Worker’s Compensation insurance having limits not less than those required by applicable law, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Leased Premises, together with employer’s liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) each employee for bodily injury by disease; and One Million Dollars ($1,000,000) policy limit for bodily injury by disease.

XII.	DESTRUCTION
If the Leased Premises are partially damaged by any casualty which is insured against under any insurance policy maintained by Landlord, Landlord shall, to the extent of and upon receipt of, the insurance proceeds, repair the portion of the improvements constructed by Landlord pursuant to the Work Letter, if any, damaged by such casualty. Until such repair is complete, the Basic Annual Rent and Additional Rent shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. Notwithstanding the foregoing, if any of the following occur: (a) the Leased Premises by reason of such occurrence are rendered wholly untenantable, (b) the Leased Premises should be damaged as a result of a risk which is not covered by insurance, (c) the Leased Premises should be damaged in whole or in substantial part during the last six (6) months of the Term or of any renewal hereof, (d) the Leased Premises or the Building (whether the Leased Premises are damaged or not) should be damaged to the extent of fifty percent (50%) or more of the then‑monetary value thereof, or (e) the proceeds of such insurance are not sufficient to repair the Leased Premises to the extent required above (including any deficiency as a result of a mortgage lender’s election to apply such proceeds to the payment of the mortgage loan), Landlord may either elect to repair the damage or may cancel this Lease by notice of cancellation within ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord. Tenant’s liability for rent upon the termination of this Lease shall cease as of the day following Landlord’s giving notice of cancellation. In the event Landlord elects to repair any damage, any abatement of rent shall end five (5) days after notice by Landlord to Tenant that the Leased Premises have been repaired as required herein. If the damage is caused by the gross negligence of Tenant or its employees, agents, invitees, or concessionaires, there shall be no abatement of rent. Unless this Lease is terminated by Landlord, Tenant shall repair and refixture the interior of the Leased Premises in a manner and in at least a condition equal to that existing prior to the destruction or casualty and the proceeds of all insurance carried by Tenant on its property and fixtures shall be held in trust by Tenant for the purpose of said repair and replacement.

XIII.	CONDEMNATION
13.1    Total Condemnation. If the whole of the Leased Premises shall be acquired or taken by Condemnation Proceeding, then this Lease shall cease and terminate as of the date of title vesting in such Condemnation Proceeding and Tenant’s liability for rent shall cease as of such date.
13.2    Partial Condemnation. If any part of the Leased Premises shall be taken as aforesaid, and such partial taking shall render the remaining portion unsuitable for Tenant’s business, then this Lease shall cease and terminate as aforesaid. If a portion of the Leased Premises remains suitable for Tenant’s business following such partial taking, in Tenant’s reasonable discretion, then this Lease shall continue in effect except that the Basic Annual Rent and Additional Rent shall be reduced in the same proportion that the portion of the Leased Premises (including basement, if any) taken bears to the total area initially demised. Landlord shall, upon receipt of the award, make all necessary repairs or alterations to the Building in which the Leased Premises are located and otherwise constituting improvements constructed by Landlord pursuant to the Work Letter, if any, provided that Landlord shall not be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of the Leased Premises so taken. “Amount received by Landlord” shall mean that part of the award from the Condemnation Proceeding, less any costs or expenses incurred by Landlord in the collection of the award, which is free and clear to Landlord of any collection by mortgage lenders for the value of the diminished fee.
13.3    Option to Terminate. If more than twenty percent (20%) of the Building shall be taken as aforesaid, Landlord or Tenant may, by written notice, terminate this Lease. If this Lease is terminated as provided in this Section, rent shall be paid up to the day that possession is so taken by public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.
13.4    Award. Tenant shall not be entitled to and expressly waives all claims to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the leasehold or to the fee. Tenant shall have the right to claim from the condemning party, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damages to Tenant’s business and fixtures to the extent that the same shall not reduce Landlord’s award.
13.5    Definition of Condemnation Proceeding. As used in this Lease the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Leased Premises is taken for any public or quasi‑public purpose by any lawful authority through exercise of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof.

XIV.	LANDLORD’S RIGHTS TO CURE
14.1    General Right. In the event of Landlord’s breach, default, or noncompliance hereunder (except as expressly provided to the contrary in Section 8.1), Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of a lender which has furnished any of the financing referred to in Article XV hereof, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by certified mail, return receipt requested, transmit a copy thereof to such lender. For the thirty (30) days following the giving of the notice(s) required by the foregoing portion of this Section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.
14.2    Mechanic’s Liens. Should any mechanic’s or other lien be filed against the Leased Premises or any part thereof by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant fails to comply with its obligations in the immediately preceding sentence within such ten (10) day period, Landlord may perform such obligations at Tenant’s expense, in which case all of Landlord’s costs and expenses in discharging shall be immediately due and payable by Tenant and shall bear interest at the rate set forth in Section 16.3 hereof. Tenant shall cause any person or entity directly or indirectly supplying work or materials to Tenant to acknowledge and agree, and Landlord hereby notifies any such contractor, that: (a) no agency relationship, whether express or implied, exists between Landlord and any contractor retained by Tenant; (b) all construction contracted for by Tenant is being done for the exclusive benefit of Tenant; and (c) Landlord neither has required nor obligated Tenant to make the improvements done by the contractor.

XV.	FINANCING; SUBORDINATION
15.1    Subordination. This Lease is and shall continue to be subordinate to any mortgage, deed of trust, or other security interest now existing or hereafter placed on the Landlord’s interest in the Property by a mortgage lender (as amended, restated, supplemented, or otherwise modified from time to time, including any refinancing thereof, a “Mortgage”); provided, however, such subordination is subject to and conditioned upon Landlord delivering an SNDA to Tenant. Within ten (10) days of a request from Landlord Tenant shall execute, a Subordination, Non Disturbance, and Attornment Agreement in the form attached hereto as Exhibit “F” (an “SNDA”), from time to time, in favor of such holder of the Mortgage. If elected by the holder of a Mortgage, this Lease shall be superior to such Mortgage, in which case Tenant shall execute and deliver an instrument confirming the same. Tenant’s obligation to subordinate this Lease to the lien of any future loan or ground lease will be conditioned on receipt of an SNDA. Tenant shall not subordinate its interests hereunder or in the Leased Premises to any lien or encumbrance other than the Mortgages described in and specified pursuant to this Section 15.1 without the prior written consent of Landlord and of the lender interested under each Mortgage then affecting the Leased Premises. Any such unauthorized subordination by Tenant shall be void and of no force or effect whatsoever.
15.2    Amendment. Tenant recognizes that Landlord’s ability from time to time to obtain construction, acquisition, standing, and/or permanent mortgage loan financing for the Building and/or the Leased Premises may in part be dependent upon the acceptability of the terms of this Lease to the lender concerned. Accordingly, Tenant agrees that from time to time it shall, if so requested by Landlord and if doing so will not substantially and adversely affect Tenant’s economic or leasehold interests or materially modify Landlord’s obligations hereunder, join with Landlord in amending this Lease so as to meet the needs or requirements of any lender which is considering making or which has made a loan secured by a Mortgage affecting the Leased Premises.
15.3    Attornment. Any sale, assignment, or transfer of Landlord’s interest under this Lease or in the Leased Premises including any such disposition resulting from Landlord’s default under a Mortgage, shall be subject to this Lease. Tenant shall attorn to Landlord’s successor and assigns , including a lender or its nominee, and shall recognize such successor or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract; provided, however, if a lender providing mortgage loan financing forecloses on the Property or accepts title to the Property in lieu of foreclosure, such lender or its nominee shall not: (a) be liable for any act or omission of Landlord with respect to events occurring prior to foreclosure or acceptance of title in lieu of foreclosure; (b) be subject to any offsets or defenses which Tenant might have against Landlord with respect to events occurring prior to foreclosure or acceptance of title in lieu of foreclosure, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to Landlord unless such security deposit shall have been actually received by such lender or its nominee.
15.4    Financial Information. In connection with financing of the Property or a prospective sale of the Property, but in no event more than three times during the Term, Tenant shall provide upon request of Landlord from time to time Tenant’s financial statements for Tenant’s most recently completed fiscal year and a year to date balance sheet and income statement, to verify the financial condition of Tenant, its assignees or subtenants from time to time during the term of the Lease. If required by Landlord’s lender or a potential purchaser, Tenant shall cause such financial statements to be certified by Tenant’s chief financial officer, solely in his or her capacity as chief financial officer, that such financial statements do not contain any untrue statement of material fact, nor do any audited financial statements provided by Tenant omit any material fact necessary to make the statements contained therein not misleading. Provided, however, that so long as Tenant is a publicly traded company, Tenant may satisfy the foregoing requirements by filing with the SEC copies of its quarterly 10-Q filings and annual 10-K filing.

XVI.	EVENTS OF DEFAULT; REMEDIES
16.1    Default by Tenant. Upon the occurrence of any of the following events, Landlord shall have the remedies set forth in Section 16.2:
(a)    Tenant fails to pay any installment of Basic Annual Rent or Additional Rent or any other sum due hereunder within five (5) days after such Rent is due; provided, however, that the first (1st) such failure in any twelve (12) month period shall not constitute a Default hereunder if Tenant makes such payment within five (5) days after written notice from Landlord of such failure, but Tenant shall not be entitled to more than one (1) such written notice during any twelve (12) month period.
(b)    Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within thirty (30) days after written notice that such performance is due shall have been given to Tenant by Landlord or; provided, if cure of any nonmonetary default would reasonably require more than thirty (30) days to complete, if Tenant fails to commence performance within the thirty (30) day period or, after timely commencing, fails to diligently pursue such cure to completion but in no event to exceed ninety (90) days.
(c)    Tenant shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into a voluntary arrangement under applicable bankruptcy law; or suffers this Lease to be taken under a writ of execution.
16.2    Remedies. In the event of any default by Tenant hereunder, Landlord may at any time, without waiving or limiting any other right or remedy available to it, terminate Tenant’s rights under this Lease by written notice, reenter and take possession of the Leased Premises by any lawful means (with or without terminating this Lease), or pursue any other remedy allowed by law. Tenant agrees to pay to Landlord the reasonable costs of recovering possession of the Leased Premises, all reasonable costs of reletting, and all other reasonable costs and damages arising out of Tenant’s default, including attorneys’ fees. Notwithstanding any reentry, the liability of Tenant for the rent reserved herein shall not be extinguished for the balance of the Term, except to the extent the Leased Premises are relet, and Tenant agrees to compensate Landlord upon demand for any deficiency arising from reletting the Leased Premises at a lesser rent than applies under this Lease.
16.3    Past Due Sums. If Tenant fails to pay, when the same is due and payable, any Basic Annual Rent, Additional Rent, or other sum required to be paid by it hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a rate equal to eight percent (8%) per annum (the “Default Interest Rate”). In addition thereto, Tenant shall pay a sum of five percent (5%) of such unpaid amounts of Basic Annual Rent, Additional Rent, or other sum to be paid by it hereunder as a service fee. Notwithstanding the foregoing, however, Landlord’s right concerning such interest and service fee shall be limited by the maximum amount which may properly be charged by Landlord for such purposes under applicable law.
16.4    Default by Landlord. Landlord shall be in default of the performance of its obligations under this Lease if Landlord defaults in the performance or observation of any agreement, liability, or obligation imposed on it by this Lease and Landlord fails to cure such default within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion but in no event to exceed ninety (90) days (a “Landlord Default”). Subject to Section 14.1, upon the occurrence of a Landlord Default under this Lease, Tenant, at its option, without further notice or demand, and without limiting its right to receive any late delivery payments in connection with Landlord’s delivery of the Leased Premises as specified above, may: (a) pursue the remedy of specific performance or injunction; (b) seek declaratory relief; and (c) pursue an action for actual and direct damages for loss.

XVII.	PROVISIONS APPLICABLE AT TERMINATION OF LEASE
17.1    Surrender of Leased Premises. At the expiration of this Lease, except for changes made by Tenant that were approved by Landlord, Tenant shall surrender the Leased Premises in the same condition, less reasonable wear and tear, as they were in upon delivery of possession thereto under this Lease and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property and trade fixtures and such property. The removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.
17.2    Holding Over. So long as no default by Tenant is then in existence, Tenant, at Tenant’s sole discretion, shall have the right to holdover in the Leased Premises for a period of up to six (6) months under the same terms and conditions of the Lease, provided that Tenant provides Landlord written notice of its intent to holdover, which notice shall specify the period for which Tenant will holdover (not to exceed six (6) month) at least five hundred (500) days prior to the expiration of the Term, which written notice must specify the number of months Tenant will hold over to be effective. Following such up to six-month holdover period (if applicable), or if such up to six-month period is not applicable, after the expiration or termination of this Lease for any reasons, if Tenant fails to surrender possession of the Leased Premises, such tenancy shall be construed to be a tenancy at sufferance except that Basic Annual Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the then Basic Annual Rent plus, and in addition to the Basic Annual Rent, all other sums of money as shall become due and payable by Tenant to Landlord under this Lease and on the terms herein specified so far as possible. Such tenancy at sufferance shall be subject to every other term, covenant, and agreement contained in this Lease. Nothing contained in this Section 17.2 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Leased Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 17.2 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Leased Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

XVIII.	ATTORNEYS’ FEES
In the event that at any time during the Term either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of such action including reasonable attorneys’ fees, incurred therein by the successful party.

XIX.	ESTOPPEL CERTIFICATE
19.1    Estoppel Certificate. Tenant shall, within fifteen (15) days after Landlord’s request, execute and deliver to Landlord a written declaration, in form and substance similar to Exhibit “D”, plus such additional other information as Landlord may reasonably request. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.
19.2    Effect of Failure to Provide Estoppel Certificate. Tenant’s failure to furnish any estoppel certificate as required pursuant to Section 19.1 within fifteen (15) days after request therefor shall be deemed a default hereunder and moreover, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no unusual breaches or defaults on the part of Landlord; and (c) no more than one (1) month’s rent has been paid in advance.

XX.	COMMON AREAS
20.1    Definition of Common Areas. “Common Areas” means all areas, space, equipment, and special services provided for the joint or common use and benefit of the tenants or occupants of the Building, the Improvements, and Property or portions thereof, and their employees, agents, servants, patients, customers, and other invitees (collectively referred to herein as “Occupants”) including, without limitation, parking (including any Structured Parking (defined below) including any areas which may be usable by Tenant and its Occupants pursuant to matters of record, access roads, driveways, retaining walls, landscaped areas, serviceways, loading docks, pedestrian walks; courts, stairs, ramps, and sidewalks; common corridors, rooms and restrooms; air‑conditioning, fan, janitorial, electrical, and telephone rooms or closets; and all other areas within the Building which are not specified for exclusive use or occupancy by Landlord or any tenant (whether or not they are leased or occupied).
20.2    License to Use Common Areas. The Common Areas shall be available for the common use of all Occupants and shall be used and occupied under a revocable license; provided, however, that, subject to the rights under 20.6 below, in no event shall any revocation materially adversely impair Tenant’s parking rights, access to the Leased Premises, the Tenant Amenities or the Hillside Amenities (except temporarily and so long as Landlord provides reasonable alternative access), access to amenities within the Common Areas or use of the Leased Premises. If any such license shall be revoked, or if the amount of such areas shall be changed or diminished in a manner that does not materially adversely impair Tenant’s access to the Leased Premises or amenities, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent nor shall revocation or diminution of such areas be deemed constructive or actual eviction. All Common Areas shall be subject to the exclusive control and management of Landlord. Provided none of the following materially adversely affect Tenant’s use of the Leased Premises, subject to Section 20.6 below, parking rights or access to the Leased Premises (unless Landlord has provided reasonable alternative parking or access rights), except as required by law or temporarily in the case of an emergency, casualty or condemnation, Landlord shall have the right (a) to construct, maintain, and operate lighting and other facilities on all said areas and improvements; (b) to police the same; (c) to change the area, level, location, and arrangement of parking areas and other facilities; (d) to reasonably restrict parking by tenants, their officers, agents, and employees; (e) to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; and (f) to close temporarily all or any portion of the parking areas or facilities to discourage non‑Occupant parking. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable rules, regulations, and/or restrictive covenants promulgated by it from time to time, to control the use and operation of the Common Areas in order that the same may occur in a proper and orderly fashion.
20.3    Parking.
(a)    Landlord shall provide a minimum of 1,650 parking stalls (the “Minimum Parking Allocation”) and a maximum of 1,815 parking stalls (the “Maximum Parking Allocation”), which parking stalls shall be exclusive subject to Section 20.6, on the Parking Property adjacent to the Building as shown on Exhibit “A-1” attached hereto and as further described in the CC&Rs (the “Parking Property”). So long as Tenant is the sole user of the Parking Property, Tenant shall have the right to designate and modify the designation of all such spaces (other than those required to be designated by applicable law) as reserved or unreserved, in its sole discretion, and, subject to the terms of this Section 20.3, to contract with transit authorities for parking of ride shares, trolleys, shuttles, and other similar rights. The actual number of parking stalls available to Tenant under this Lease (the “Actual Parking Allocation”) shall be set forth in the approved Landlord Improvement Plans (as defined in the Work Letter), provided that the Actual Parking Allocation shall be no less than the Minimum Parking Allocation and shall not exceed the Maximum Parking Allocation. In the event that the Actual Parking Allocation as set forth on the approved Landlord Improvement Plans is less than the Maximum Parking Allocation (such difference, if any, is referred to herein as the “Parking Allocation Differential”), so long as Tenant is not in default under this Lease beyond all applicable notice and cure periods, Tenant shall have the right during the Term to request that Landlord provide additional parking stalls from Landlord in the amount of the Parking Allocation Differential by delivering written notice to Landlord of such request. Upon Landlord’s receipt of such written notice, Landlord shall, or shall cause an affiliate of Landlord, to enter into a license agreement with Tenant for parking stalls in the amount of the Parking Allocation Differential, which parking stalls shall be licensed to Tenant on a non-exclusive basis and at rates mutually agreed to by Landlord or its affiliate, as applicable, and Tenant. In the event that Landlord or its affiliate, as applicable, and Tenant cannot agree on such rates within sixty (60) days, Tenant’s right to request the Parking Allocation Differential shall terminate.
(b)    Landlord shall reimburse Tenant for an amount up to $50,000 for the purchase of a shuttle van by Tenant (the “TRAX Shuttle”) for the purpose of shuttling employees from the Building to the nearest TRAX/UTA Frontrunner station. Tenant shall be solely responsible for operating (including hiring a driver to operate the TRAX Shuttle), maintaining, insuring, storing and repairing the TRAX Shuttle, at Tenant’s sole cost and expense. In the event of a Default, Tenant shall return and convey the TRAX Shuttle to Landlord in good working condition, reasonable wear and tear and depreciation excepted.
20.4    CC&Rs. On or before the date that is two hundred forty (240) days after the date hereof, Landlord and any other owners within the Highline Development will enter into covenants, conditions and restrictions with respect to the Highline Development (the “CC&Rs”) which shall contain such cross easements as are necessary for vehicular and pedestrian ingress and egress, provide for Tenant’s exclusive parking rights subject to the terms of this Lease, easements for designated trails and project common areas, signage rights, rights to install utilities in certain areas, rights to use the Expansion Property (as defined in the Expansion Option Agreement) during the term of this Agreement as open space, rights to build structures on the Parking Property as contemplated by Section 20.6 of this Lease, together with such additional rights as are necessary to operate the Project as an integrated office park. So long as Tenant is not in default under this Lease (beyond any applicable notice and cure period), Tenant shall have the right to reasonably approve the CC&Rs prior to execution and recordation, and the CC&Rs shall include a provision that so long as (a) this Lease is in full force and effect, (b) no default beyond all applicable notice and cure periods exists under this Lease, (c) Tenant has not reduced the size of the Leased Premises except as may be permitted hereunder in connection with a casualty or condemnation, (d) Tenant has not transferred its interest in this Lease other than to a Permitted Transferee, such CC&Rs (i) may not be amended or modified if such amendment or modification will materially adversely affect Tenant’s rights or obligations under this Lease without the written approval of Tenant, (ii) will include a restriction that, except at the election of Tenant, prevents the construction of a building within the “Prohibited Building Area” shown on Exhibit “A-2”, (iii) will provide that, in the event Tenant has entered into an Expansion Property Lease for one or more Expansion Buildings equaling a total of 250,000 square feet or more, such Expansion Building(s) may be located on the Expansion Property and Parking Property outside of the Permitted Building Area (as such terms are defined in the Expansion Option Agreement), and, so long as such Expansion Property Lease is in full force and effect, no additional buildings will be constructed on the Expansion Property or Parking Property without the written consent of Tenant, and (iv) will limit the uses of the buildings and structures on the Parking Property and Expansion Property for office and parking uses (along with related ancillary uses, including ancillary retail uses).
20.5    Satellite Antenna/Roof and Riser Access. Tenant agrees that neither it nor its contractors or employees will, during the construction of the Leased Premises or at any time during the Term, make or cause to be made in the roof of the Building any penetration in the roofing surface without first obtaining the prior written approval from Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. All such work relating to the roof shall be done in a manner that does not adversely affect the warranty for the roof. Tenant acknowledges that Landlord may require Tenant to use Landlord’s designated roofing contractor to perform or supervise any roof cuts or penetrations to which Landlord may agree or give its consent.  In the event Tenant fails to observe this condition, Landlord may hire a roofing contractor of its choice to inspect any penetrations in the roofing material over the Leased Premises and, in the event of non-compliance, Landlord may perform any needed corrections to the roof surface or its components in order to preserve the integrity of the roof structure.  After which, Landlord may bill Tenant for those reasonable expenses actually incurred by Landlord for such repairs.  Tenant agrees to pay for such repairs within thirty (30) days after Landlord’s written demand. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and subject to Tenant complying with all applicable laws and all covenants, conditions or restrictions which affect the Building, at any point during the Term of the Lease, Tenant shall have the right to install and operate one or more satellite antenna dishes and cables solely for Tenant’s use on the rooftop of the Building.  Such satellite antenna dish(es) and cables shall be installed at Tenant’s sole cost and expense, in a manner reasonably acceptable to Landlord and otherwise in compliance with all requirements for performing Alterations under Section 8.3 hereof.  Notwithstanding anything to the contrary herein, at the end of the Term all such satellite antenna dish(es) and cables shall be removed by Tenant at Tenant’s sole cost and expense and in a manner reasonably acceptable to Landlord. Tenant shall repair all damage to the Building, the Common Areas, the Property or Improvements as a result of the installation or removal of such satellite antenna dish(es) and cables.  Commencing as of the time of installation, Tenant shall conform to all applicable laws and ordinances with regard to use, installation, and maintenance of such satellite antenna dish(es) and cables.  Tenant shall be solely responsible for all maintenance, repairs and replacements of such satellite antenna dish(es) and cables, including any and all losses, costs, damages or expenses arising out of the installation, operation, maintenance or removal of such satellite antenna dish(es) and cables and for such purposes will have access to the Building rooftop.  All permits, application fees, and all costs associated with the aforementioned shall be the responsibility of Tenant.
20.6    Parking Property Improvements. Tenant acknowledges and agrees that the owner of the Parking Property (“Parking Owner”) may build additional buildings and/or structured parking (“Structured Parking”) on the Parking Property in the area shown on Exhibit “A-1” (the “Permitted Building Area”), subject to Tenant’s rights under the Expansion Option Agreement (so long as such agreement is in full force and effect). If Parking Owner builds additional buildings or Structured Parking, Landlord shall provide Tenant with not less than ninety (90) days advanced written notice of such election (the “Parking Notice”). The Parking Notice shall identify: (a) the location of the proposed buildings and/or Structured Parking facility on the Parking Property, which location must be within the Permitted Building Area; (b) the proposed commencement date and construction period for the buildings and/or Structured Parking (the “Construction Period”); (c) the number of parking stalls located on the existing parking facilities that will be unavailable to the Tenant during the construction period (the “Displaced Parking Stalls”); and (d) alternative temporary parking stalls that Landlord will make available for Tenant’s use during the Construction Period (the “Temporary Parking Stalls”). The number of Temporary Parking Stalls provided by Landlord shall be equal to or greater than the Displaced Parking Stalls and, in the event the Temporary Parking Stalls are located more than 1,000 feet from the Building, Landlord shall provide a parking shuttle from the Building to the Temporary Parking Stalls during Tenant’s regular operating hours that runs in thirty (30) minute increments so as not to materially adversely disrupt Tenant’s business. Upon completion of the buildings and/or Structured Parking, (i) Landlord shall have no further obligation to provide the Temporary Parking Stalls, (ii) Tenant’s exclusive parking rights under this Lease with respect to the Parking Property shall automatically terminate, and (iii) Landlord shall provide Tenant an aggregate allocation of non-exclusive parking stalls on the Property and on the Parking Property (which may include parking within the Structured Parking) in an amount equal to the Actual Parking Allocation.

XXI.	SIGNS, AWNINGS, AND CANOPIES
Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to install crown building signage on the Building to the maximum extent permitted by applicable laws and all existing matters of record or matters of record which Tenant has consented to, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall also have the right to install monument signs at reasonable locations on the Property at Tenant’s sole cost and expense, subject to applicable laws and existing matters of record. Tenant may install any signage within the interior of the Leased Premises which is not visible from the exterior of the Leased Premises without Landlord’s consent so long as such signage installation otherwise complies with the provisions of Section 8.3. Tenant may install any exterior signage on the exterior of the Leased Premises, so long as such signage installation otherwise complies with the provisions of Section 8.3, at the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. All signage shall comply with all applicable laws and matters of record and, except as otherwise permitted herein, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant further agrees to maintain all such signs, canopies, lettering, advertising matter, or other things, as may be permitted by this Section, in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section. Any of the above signage rights shall not be personal to Tenant and may be transferred to an assignee or sublessee of Tenant; provided only one assignee or sublessee shall have crown or other exterior signage rights pursuant to this Section 21.

XXII.	MISCELLANEOUS PROVISIONS
22.1    No Partnership. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.
22.2    Force Majeure,. Except for any monetary obligations under this Lease after the Rent Commencement Date, Tenant and Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, strikes, labor stoppages or slowdowns, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God (each, a “Force Majeure Event”). The Impacted Party shall promptly give notice of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.
22.3    No Waiver. Failure of Landlord to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord.
22.4    Notices. All notices, requests, and demands to be made under this Lease to Landlord or Tenant shall be in writing (at the addresses set forth in the Lease Summary) and shall be given by any of the following means: (a) personal service; (b) electronic communication, whether by e-mail or facsimile (provided that a hard-copy of such notice is given in any other manner permitted hereunder within three (3) days after the date of such electronic transmission); (c) certified first class mail, return receipt requested; or (d) a nationally recognized overnight service. Such addresses may be changed by notice to Landlord and/or Tenant, as applicable, given in the same manner as provided above. Any notice, demand, or request sent pursuant to either clause (a) or clause (b) hereof shall be deemed received one (1) business day after personal service or one (1) business day after delivery by electronic means, if sent pursuant to clause (c) shall be deemed received three (3) business days following deposit in the mail, and if sent pursuant to clause (d) shall be deemed received one (1) business day following deposit with the overnight service.
22.5    Captions; Attachments; Defined Terms:
(a)    The captions to the Section of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.
(b)    Exhibits referred to in this Lease, and any addendums and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though part thereof.
22.6    Recording. Tenant may not record this Lease or a memorandum thereof without the written consent of Landlord, which consent shall not be unreasonably withheld. Landlord, at its option and at any time, may file a memorandum of this Lease for record with the Recorder of the County in which the Building is located.
22.7    Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
22.8    Broker’s Commissions. Tenant represents and warrants that, except for Tenant’s Broker, there are no claims for brokerage commissions or finder’s fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claims, including any reasonable attorneys’ fees connected therewith. Landlord agrees to pay Tenant’s Broker a commission pursuant to a separate agreement between Landlord and Tenant’s Broker.
22.9    Tenant Defined; Use of Pronouns. The word “Tenant” shall be deemed and taken to mean each and every person or party executing this document as a Tenant herein. If there is more than one person or organization set forth on the signature line as Tenant, their liability hereunder shall be joint and several. If there is more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
22.10    Provisions Binding, Etc. Except as otherwise expressly set forth herein including, specifically and without limitation, Section 9, all provisions herein shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound, jointly and severally, by such provisions. In the event of any sale or assignment (except for purposes of security or collateral) by Landlord of the Building, the Leased Premises or this Lease, Landlord shall, from and after the Commencement Date (irrespective of when such sale or assignment occurs), be entirely relieved of all of its obligations hereunder. Nothing set forth herein shall require Landlord to obtain Tenant’s consent to any assignment, transfer or other encumbrance of any of Landlord’s interest in the Property, the Leased Premises, the Improvements or the Common Areas; provided such successor or assignee assumes in writing all of the duties and obligations of Landlord under this Lease from and after the date of such sale or assignment.
22.11    Entire Agreement, Etc. This Lease and the exhibits, riders, and/or addenda, if any, attached hereto, constitute the entire agreement between the parties. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in the rider or addenda is inconsistent with a provision in the body of this Lease, the provision contained in said rider or addenda shall control. It is hereby agreed that this Lease contains no restrictive covenants or exclusives in favor of Tenant. The captions and Section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any Section or paragraph.
22.12    Governing Law. The interpretation of this Lease shall be governed by the laws of the State of Utah. Each party hereby expressly and irrevocably agrees that the other party may bring any action or claim to enforce the provisions of this Lease in the State of Utah, County of Salt Lake, and each party irrevocably consents to personal jurisdiction in the State of Utah for the purposes of any such action or claim. Each party further irrevocably consents to service of process in accordance with the provisions of the laws of the State of Utah.
22.13    Recourse by Tenant. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the land, Building and Improvements, and subject to prior rights of any mortgagee, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord or any of its partners, shareholders, successors, or assigns shall be subject to levy, execution, or other procedures for the satisfaction of Tenant’s remedies.
22.14    Rules and Regulations. Tenant and the Tenant Related Parties shall faithfully observe and comply with all of the rules and regulations set forth on the attached Exhibit G (the “Rules and Regulations”). Landlord may from time to time reasonably amend, modify or make additions to or deletions from such Rules and Regulations so long as such amendments, modifications, additions or deletions do not unreasonably affect Tenant’s use of for the Permitted Use, or access to and from, the Leased Premises or materially increase any of Tenant’s obligations under this Lease.  Such amendments, modifications, additions and deletions shall be effective on notice to Tenant pursuant to Section 22.4.  Upon any uncured breach, after notice and opportunity to cure, of any of such Rules and Regulations, Landlord may exercise any or all of the remedies provided in this Lease on a default by Tenant under this Lease and may, in addition, exercise any remedies available at law or in equity including the right to enjoin any breach of such Rules and Regulations.  Landlord shall not be responsible to Tenant for the failure of any other tenant or person to observe any such Rules and Regulations.
22.15    Quiet Enjoyment. Landlord covenants that, as long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Leased Premises and the Common Areas without disturbance from Landlord, or any person or entity arising by, through or under Landlord, subject to the terms of the Lease.
22.16    Representations and Warranties. Tenant represents and warrants to Landlord as follows:
(a)    Tenant’s Representations and Warranties. Tenant represents and warrants to Landlord as follows:
(i)    Tenant is duly organized and validly existing under the laws of the state of its formation and has full power and authority to enter into this Lease, without the consent, joinder or approval of any other person or entity, including, without limitation, any mortgagee(s). This Lease has been validly executed and delivered by Tenant and constitutes the legal, valid and binding obligations of Tenant, enforceable against Tenant in accordance with its terms.
(ii)    Tenant is not a party to any agreement or litigation which could adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or otherwise materially adversely affect Landlord’s rights or entitlements under this Lease.
(b)    Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant as follows:
(i)    Landlord is duly organized and validly existing under the laws of the state of its formation and has full power and authority to enter into this Lease, without the consent, joinder or approval of any other person or entity, including, without limitation, any mortgagee(s). This Lease has been validly executed and delivered by Landlord and constitutes the legal, valid and binding obligations of Landlord, enforceable against Landlord in accordance with its terms.
(ii)    Landlord is not a party to any agreement or litigation which could adversely affect the ability of Landlord to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or otherwise materially adversely affect Tenant’s rights or entitlements under this Lease.
(iii)    Landlord is the fee owner of the Property.
22.16    No Construction Against Preparer. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of their joint efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in its preparation.
22.17    Number and Gender. The terms “Landlord” and “Tenant,” wherever used herein, shall be applicable to one or more persons or entities, as the case may be, and the singular shall include the plural and the neuter shall include the masculine and feminine and, if there be more than one person or entity with respect to either party, the obligations hereof of such party shall be joint and several.
22.18    Counterparts. This Lease may be executed and delivered in counterparts for the convenience of the parties, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. Electronic signatures shall have the same force and effect of original signatures.
22.19    Waiver of Trial by Jury. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damage.
22.20    Merger. If both Landlord’s and Tenant’s estates in the Leased Premises have both become vested in the same owner, this Lease shall nevertheless not be terminated by application of a doctrine of merger unless agreed in writing by Landlord, Tenant and any holder of a Mortgage.
22.21    Confidentiality. Each party agrees to keep the terms of this Lease confidential and shall cause its employees, contractors and agents (including brokers) to do so and each party and its agents shall not disclose same to any other person not a party hereto without the prior written consent of the other party (including without limitation, posting the terms of this lease or any part thereof on the internet or in any mailing or providing a copy to third parties via electronic mail), provided that either party may disclose the terms hereof (i) to each party’s respective accountants, attorneys, employees, and others in privity with the disclosing party to the extent reasonably necessary for the disclosing party’s business purposes without such prior consent but subject to the confidentiality requirement hereof, (ii) pursuant to government order or court order without the other party’s prior consent; and (iii) in the case of Landlord, to Landlord’s lenders and bona fide prospective buyers of the Property without Tenant’s prior consent.
22.22    Right of First Refusal to Purchase.
(a)    Provided that (i) this Lease is in full force and effect and (ii) any Amended Lease, if applicable, and any other Lease entered into by Tenant or its affiliate for any space in the Project with an affiliate of Landlord (each, individually and collectively as the context may require, an “Adjacent Lease”) is in full force and effect, (iii) no default exists under this Lease of an Adjacent Lease, beyond any applicable cure periods, and (iv) this Lease and any Adjacent Lease have not been Transferred, if (A) Landlord shall receive a bona fide offer from any third party for the purchase of the Property which offer Landlord desires to accept (the “Third Party Offer”), or (B) if Landlord desires to sell or market the Property for sale to a third party (the “Marketing Offer”), then Landlord shall deliver to Tenant a written notice setting forth the economic terms and conditions of the Third Party Offer or Marketing Offer, as applicable, and if available, a copy of such offer (the “Written Notice of Proposed Sale”). Tenant may, within ten (10) business days of Landlord’s receipt of a Third Party Offer, or within thirty (30) calendar days of Landlord’s delivery of a Marketing Offer, as applicable, elect by delivering written notice to Landlord within such ten business day or thirty (30) day period, as applicable (“Tenant’s Acceptance Notice”), to purchase the Property on the same terms and conditions as those set forth in the Written Notice of Proposed Sale, except that the purchase price shall be increased by an amount equal to the brokerage commission, if any, which Landlord is required to pay to Tenant’s Broker, or any other broker engaged by Tenant.
(b)    In the event Tenant timely delivers Tenant’s Acceptance Notice, Landlord and Tenant shall, within thirty (30) days of Tenant’s delivery of Tenant’s Acceptance Notice, enter into a purchase contract for the Property setting forth the terms of the Written Notice of Proposed Sale, and otherwise in a commercially reasonable form (the “Purchase Agreement”). If Tenant does not deliver Tenant’s Acceptance Notice within the periods required above, Tenant shall be deemed to have elected to not elect to purchase the Property. In the event Tenant does not desire to purchase the Property on the terms set forth in the Written Notice of Proposed Sale, Tenant agrees to deliver to Landlord a written notice indicating that Tenant is not exercising its rights as provided in this Section 22.22, provided, Tenant’s failure to deliver such notice shall not in any way extend Tenant’s rights hereunder.
(c)    If Tenant fails to deliver Tenant’s Acceptance Notice and Landlord thereafter conveys the Property to a third party, or if Tenant delivers Tenant’s Acceptance Notice but thereafter fails to enter into the Purchase Agreement within such thirty (30) day period or thereafter terminates the Purchase Agreement for any reason (other than a default by Landlord), Tenant’s rights under this Section 22.22 shall be terminated with respect to the applicable Third Party Offer or Marketing Offer. In the event that any proposed sale as to which Tenant did not exercise its right of first refusal as above provided, is not consummated by Landlord within 210 days after notice thereof was given to Tenant, or if prior to the closing of such transaction the purchase price is reduced by more than five percent (5%) of the purchase price set forth in the Written Notice of Proposed Sale, then the Property must be reoffered to Tenant in the same manner provided above. Without limiting the generality of the foregoing, in the event Landlord has delivered to Tenant a Marketing Offer which Tenant did not elect to accept, and Landlord subsequently receives a Third Party Offer which Landlord desires to accept, Landlord shall not be required to deliver to Tenant a Written Notice of Proposed Sale, and Tenant shall not have a right to purchase the Property, with respect to such Third Party Offer if the purchase price in such Third Party Offer is greater than or equal to the purchase price set forth in the Marketing Offer.
(d)    If the consideration to be paid pursuant to a Third Party Offer shall include consideration other than cash, Tenant may exercise its right of first refusal with respect to such transaction and shall pay as consideration therefor the same amount of cash and the same consideration as set forth in Third Party Offer, or an all cash purchase price in an amount equal to the sum of the cash portion of the consideration, plus the fair cash value of the other consideration which the offeror proposed to exchange for the Property. If any Third Party Offer shall include other property owned by Landlord or its affiliates, Tenant’s rights under this Section 22.22 shall apply only to the Property for the purchase price allocated to the Property by Landlord and such third party.
(e)    The rights granted to Tenant in this Section 22.22 (i) are subject and subordinate to each and every Mortgage now or hereafter encumbering the Property, and (ii) shall not apply to a granting of a Mortgage or to the foreclosure, delivery of a deed in lieu of foreclosure or similar action of a Mortgage, or the first sale of the Property following the foreclosure, delivery of a deed in lieu of foreclosure or similar action of a Mortgage.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first set forth above.

LANDLORD:	HIGHLINE OFFICE 1, L.C., a Utah limited liability company, by its Manager

KC GARDNER COMPANY, L.C., a Utah limited liability company

		By:	/s/ Christian Gardner
		Name:	Christian Gardner
		Its:	Manager

TENANT:	PLURALSIGHT, LLC, a Nevada limited liability company

	By:	/s/ James Budge
	Its:	Chief Financial Officer

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